UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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MADRIGAL PHARMACEUTICALS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Madrigal

2026

Proxy Statement
Notice of Annual Meeting of Stockholders

June 17, 2026 at 8:00 AM EST

Our Purpose - Leading the Fight Against MASH
No family should have to go through the experience of watching a loved one struggle with decompensated cirrhosis or liver transplant due to MASH complications. Our goal is to protect patients and the health system by halting and reversing MASH before devastating liver complications occur, including cirrhosis, hepatocellular carcinoma, liver transplant or mortality.

Our focus on patients is at the heart of everything we do.
Patients are Madrigal’s collective north star, guiding our work to pursue novel therapeutics for MASH. By prioritizing patients, we put our focus on providing solutions and treatments for their unmet needs.

Our owner mindset means we are accountable for our promises.
To best serve patients, we embrace accountability throughout our team, taking ownership at the individual level. This helps to ensure results that exceed expectations and deliver on our promises.

Core Values The culture at Madrigal is built upon our Core Values. These key principles define our mission, keeping us grounded as we work toward a brighter future.

Our relentless pursuit of innovation transforms hope into reality.
We always strive to think the next great thought, to work through the seemingly unsolvable problem and embrace new ideas from the outside in – driving innovation and turning our intentions into reality.

Our commitment to collaboration creates a brighter future for patients.
Every success is a team effort – a result of an inclusive and collaborative culture, driven by our shared passion to change lives through novel therapeutics.

April 28, 2026
CEO’s Letter

“

With a foundational therapy performing exceptionally well, we have a rare opportunity to build long-term leadership in MASH.”

Dear Fellow Stockholders:
In 2025, Madrigal continued to deliver on one of the most successful specialty launches in recent industry history. We ended our first full year on the market with $958.4 million in net sales, exited the year with quarterly revenue annualizing at over $1 billion and firmly established Rezdiffra as the foundational therapy in MASH. That performance reflects not only strong demand, but disciplined execution and a long-term strategy that is working.
We did not simply launch a product—we built a market. Just a few years ago, MASH was a category where drug development had failed repeatedly. There were no approved therapies, and there was real skepticism that a viable market would emerge. Today, the U.S. F2/F3 MASH population under the care of our target specialists has grown nearly 50%, to 460,000 patients, over the past two years and is continuing to expand at a double-digit pace. Rezdiffra is now the standard of care in this growing specialty market. At year-end, more than 36,250 patients were on Rezdiffra, yet this still represents less than 8% penetration of the currently diagnosed F2/F3 population. That level of penetration, in a rapidly expanding market, underscores the substantial runway ahead. Importantly, we were granted patent protection into 2045, providing a long horizon to build a high-growth franchise.
We believe the next major growth driver for Madrigal is compensated MASH cirrhosis (F4c), where there are currently no approved therapies. We estimate approximately 245,000 patients in this segment in the U.S. alone. If approved, Rezdiffra would be the first therapy indicated for F4c and the only medicine supported by outcomes data. Two-year open-label data in patients with F4c that we presented in 2025 have strengthened our confidence in this strategy and reinforce our belief that Rezdiffra can anchor treatment across F2 through F4c.
With a foundational therapy performing exceptionally well, we have a rare opportunity to build long-term leadership in MASH. Over the past year, we have expanded our pipeline to more than ten programs, including an oral GLP-1, a late-stage DGAT-2 inhibitor (ervogastat) and a portfolio of six siRNA programs. Each was selected for its mechanistic complementarity with Rezdiffra and its potential to enhance efficacy either broadly or within specific patient segments.
MASH is a heterogeneous, chronic disease. Over time, we expect treatment to evolve toward combination regimens resulting in better outcomes for the entire MASH population or patient subpopulations that we expect to emerge—an approach we have seen in other large specialty markets. Our strategy is deliberate: start with a therapy that works broadly across the spectrum and build combinations that can further improve outcomes. We plan to advance programs that demonstrate meaningful benefit and allocate capital with discipline.
Rezdiffra is performing exceptionally well in a market that is still in its early stages. With low current penetration, a growing market and a robust pipeline anchored by a high-growth product, we believe we are uniquely positioned to lead in MASH for years to come. On behalf of our Board and leadership team, thank you for your continued support and confidence. We look forward to updating you on our progress in the year ahead.
Sincerely,

Bill Sibold
Chief Executive Officer

2026 Proxy Statement	1

Proxy Statement Table of Contents

2	Madrigal 2026 Proxy Statement

Notice of 2026 Annual Meeting of Stockholders
To the Stockholders of Madrigal Pharmaceuticals, Inc.:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Madrigal”), will be held on Wednesday, June 17, 2026, at 8:00 a.m. Eastern Time for the following purposes:

Items to be Voted

1
To elect three Class I director nominees named in the accompanying proxy statement to serve on the Board of Directors of the Company, each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2029 or until their successors are duly elected and qualified;

2	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

4	To approve the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan;

5	To approve the Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan; and

6	To transact such other business that is properly presented at the meeting and any adjournments or postponements thereof.

The Annual Meeting will be held virtually and will only be conducted via live webcast over the Internet. There will be no physical meeting location.
To participate in the virtual Annual Meeting, please register by clicking the “Register Now” tab on www.proxydocs.com/MDGL. The registration deadline is June 16, 2026 at 9:00 a.m. Eastern Time. Registration is required to attend the virtual meeting. Upon completing your registration, you will receive further instruction via email, including your unique links that will allow you access to the meeting.
Through this live webcast, stockholders and proxy holders will be deemed to be present in person for purposes of conducting a vote at the virtual Annual Meeting.
In accordance with rules established by the U.S. Securities and Exchange Commission (the “SEC”), we are providing you access to our proxy materials over the Internet at www.proxydocs.com/MDGL. Accordingly, we plan to mail a Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders on or about April 28, 2026. The Notice will describe how to access and review our proxy materials, including our proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Only stockholders of record at the close of business on April 23, 2026 are entitled to notice of and to vote at the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, please vote as soon as possible over the telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing, dating, signing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. The instructions for voting your proxy on the Internet, by phone or by mail are provided in our proxy materials.
By Order of the Board of Directors,
SHANNON KELLEY
Chief Legal Counsel and Corporate Secretary
West Conshohocken, Pennsylvania
April 28, 2026

Date and Time June 17, 2026 8:00 a.m., Eastern Time

Venue The Annual Meeting will be held exclusively online at www.proxydocs.com/MDGL

Eligibility to Vote Stockholders of record at the close of business on April 23, 2026

Your vote is very important.
•To vote through the Internet, go to www.proxypush.com/MDGL to complete an electronic proxy card by 11:59 p.m. ET on June 16, 2026.
•To vote using the proxy card, complete, sign and date the proxy card and return it by June 16, 2026.
•To vote over the telephone, dial toll-free 1-866-249-5094 by 11:59 p.m. ET on June 16, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 17, 2026 at 8:00 a.m. Eastern Time. The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at www.proxydocs.com/MDGL.

2026 Proxy Statement	3

Company Highlights
About Madrigal
We have delivered the first treatment for people living with MASH in the United States (the “U.S.”) and the European Union (the “EU”) and established a leading clinical development program that we believe will shape MASH treatment for the years ahead. We continue to study our medication in additional populations with high unmet need and our team is united by a single purpose: leading the fight against MASH.

Rezdiffra was the First Approved Treatment for MASH (F2/F3) in the U.S. and EU

Liver-directed mechanism of action Thyroid hormone receptor beta (“THR-β”) agonist targets underlying causes of MASH	Highly effective Improves liver stiffness

Once daily oral pill Differentiated ease of administration	Well tolerated Positive real-world impact

MADRIGAL: OUR STRATEGY TO EXTEND OUR MASH LEADERSHIP

Maximize the value of Rezdiffra by delivering on a best-in-industry launch	Progressing toward potential F4c indication expansion	Extending leadership position through pipeline expansion

4	Madrigal 2026 Proxy Statement

Company Highlights
2025 Accomplishments and Financial Performance

NET SALES	ACTIVE PATIENTS ON THERAPY

Continuing to Deliver on Our Strategic Priorities

1	2

Maximizing Rezdiffra’s Value	Building Our Pipeline

•Rezdiffra quarterly sales annualizing at >$1B as of December 31, 2025
•More than 36,250 patients on Rezdiffra as of year-end 2025
•Contracted for broad first-line access with major payors for 2026
•New Orange Book listed patent expected to extend the value of Rezdiffra into 2045
•Expanding geographically with our recent launch in Germany
•Advancing Rezdiffra in compensated MASH cirrhosis (F4c) trial with potential to be first to market
•>10 programs in development •Completed transactions for oral GLP-1 (MGL-2086), DGAT-2 inhibitor (ervogastat) and six siRNA programs •Evaluating additional business development opportunities

2026 Proxy Statement	5

Company Highlights
How We Do It
Our Culture
Leading the fight against MASH requires a team of passionate, committed and innovative leaders. Across our organization, we bring together individuals with varied professional backgrounds, perspectives and expertise, who are connected by their dedication to making a meaningful difference in the lives of people living with MASH.
We are proud of the collaborative, respectful and entrepreneurial culture we’ve created as we’ve grown our team and built a strong foundation for long-term leadership.
Our Employees

Employee Performance and Continuous Feedback
We encourage employees to work with their managers on an individual development plan aimed at building their strengths to support long-term career aspirations and goals. The development program focuses on empowering employees in their roles, while promoting a greater sense of purpose. In addition, a key driver of fostering an owner mindset is our belief in continuous feedback. We require all employees to participate in feedback workshops so we can take accountability, learn quickly and support each other.

Employee Equity and Compensation
Our total rewards strategy is based on a biotechnology industry peer group comparator and is inclusive of base pay, bonus and equity. Our equity offers meaningful opportunity for our employees to share in the success they help create. By aligning individual and Company performance, we empower employees to think like owners, giving them a stake in the organization.

Personal Wellness	Reinforcing personal wellness, flexibility and work-life balance has been central to our philosophy of human capital management. As a result, our employee turnover is trending below industry average.

Employee Training and Development
Our culture is unique, so we make a point of being transparent about our purpose, values, approach to work and growth objectives when engaging with prospective job candidates. In all our candidate interactions, we strive for open and honest communication, and we work to continually improve our recruitment efforts.

6	Madrigal 2026 Proxy Statement

Company Highlights
Our Corporate Behavior and Ethics
We are committed to the essential principles of good corporate conduct and integrity in all our activities as we focus on delivering novel therapeutics for patients. As part of our ongoing commitment to ethics and compliance, we regularly conduct compliance risk assessments to ensure that our compliance program addresses appropriate risks. We designed and implemented a compliance program based on the guidance set forth by the Pharmaceutical Research and Manufacturers of America (“PhRMA Code”), Office of Inspector General, U.S. Department of Health and Human Services (OIG), which outlines the seven key elements of an effective compliance program. We have developed and implemented an effective compliance program, and we will continually work to evolve our program and all compliance-related activities to adapt to the dynamic regulatory landscape and our continued growth.

Code of Conduct
Our Code of Conduct serves as the foundation for the expected ethical behaviors and compliance standards to guide our daily operations. The Code of Conduct applies to all employees, full-time and part-time, including temporary workers, and officers and directors of Madrigal. Key topics of our Code of Conduct include anti-discrimination and anti-harassment, employee health and safety, scientific integrity, fraud prevention, anti-bribery and anti-corruption, confidentiality and privacy, marketing promotion, distribution and sales of our products, public disclosure, conflicts of interest, insider trading, grants and other third-party support and government interaction.

Product Safety and Quality Policies/Procedures
We implement a framework that embeds quality management as an end-to-end organizational priority. The framework is based on industry recognized quality management principles and is regularly monitored. Our policies are clear and effectively communicate pathways that can be activated should there be any concerns about quality and safety. We adhere to GxP (Good Practice Quality Guidelines and Regulations) and only use vendors that are qualified against the same respective standards. The link to our quality policy can be found in the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.

Measures in Place to Ensure Robust Clinical Trial Safety
Our clinical trials are designed and executed with patient safety at the forefront. We continuously monitor and evaluate all relevant safety and quality information pertinent to clinical trial participants and sites. To ensure robust clinical trial safety, our focus spans many areas including (but not limited to) ethical trial design, comprehensive review by Institutional Review Boards (IRBs), appropriate documentation of informed consent, regular data monitoring committee (DMC) meetings and transparent reporting.

Responsible Marketing Commitment
Customers depend on us for accurate and balanced information about the efficacy and safety of our current product and any future product that may be approved. We have designed and implemented a Compliance Program based on the guidance set forth by the PhRMA Code, OIG.

Vendor and Supplier Onboarding
We have a robust vendor management system and oversight to ensure product safety and quality. We select vendors and suppliers that share the same commitment to our values and principles. Our Quality Department uses a qualification questionnaire as part of the assessment process when selecting new vendors. Robust controls and processes are designed to evaluate and mitigate risk related to the third parties we work with. When applicable, third parties are audited to ensure policies are being appropriately implemented. If needed, we will help determine the type and scope of third-party audits. Issues concerning vendor and/or supplier waste management policies are assessed according to local regulatory requirements.

Corporate Sustainability
Making a difference is ingrained in our corporate culture and integral to our purpose: leading the fight against MASH. What we do extends beyond the innovative medicines we deliver; we support patients, their caregivers, healthcare providers and advocacy groups, our communities and beyond. We know that our efforts contribute not just to Madrigal’s long-term success and sustainability, but also to the broader community. The key factors that we consider when implementing our sustainability strategy include patients and safety, our people, governance, cybersecurity and data and our suppliers. Our most recent Corporate Sustainability Update can be found in the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.

2026 Proxy Statement	7

Proxy Summary

PROPOSAL 1: Election of Class I Directors

The Board recommends a vote FOR each director nominee.	See page 14

Our Board of Directors (the “Board”) currently has nine members divided into three classes, six of whom are independent. Three Class I directors, Julian C. Baker, Daniel J. Brennan and James M. Daly, are standing for re-election at the Annual Meeting. Dr. Paul A. Friedman will serve out his remaining term as a Class I director expiring at the Annual Meeting and has not been nominated for re-election at the Annual Meeting.
Our Board is responsible for overseeing our affairs and performance and acting in the best interests of our stockholders. The Board provides independent oversight of senior management and the conduct of our business operations. For additional information on the experience of our Board members, see the section titled “Management and Corporate Governance—The Board of Directors” on page 15 of this proxy statement.
We are committed to a Board composition that reflects an optimal mix of skills and experience necessary to carry out critical oversight of operations, clinical and commercial objectives and overall strategy. We believe our current Board membership effectively oversees our business strategy and operations, contributes to the long-term, forward-looking strategy and performance objectives of the Company and complements senior management’s objectives and efforts to create and sustain value associated with the long-term interests of the Company’s stockholders.
We are requesting stockholders to elect each of the Class I director nominees standing for re-election to serve on the Board, each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2029, or until their successors are duly elected and qualified. For additional information, see “Proposal 1: Election of Directors” on page 14 of this proxy statement.

8	Madrigal 2026 Proxy Statement

Proxy Summary
Overview of Class I Director Nominees and Continuing Directors

Name	Age	Position	Committee Membership
			Audit	Compensation	Nominating and Governance	Science and Technology
Julian C. Baker	59	Independent Chairman of the Board of Directors and Class I Director			C
Daniel J. Brennan	60	Class I Director	C
Raymond Cheong, M.D., Ph.D.	44	Class III Director		M	M	C
James M. Daly	64	Class I Director	M		M
Jacqualyn A. Fouse, Ph.D.	64	Class III Director	M	M	M
Richard S. Levy, M.D.	68	Class III Director		C	M	M
Bill Sibold	59	President and Chief Executive Officer and Class II Director
Rebecca Taub, M.D.	74	Senior Scientific and Medical Advisor and Former President of Research & Development and Chief Medical Officer and Class II Director
M – Member C – Chair

Composition

25%	women	62	average age

5	years average tenure		100%	global biotech experience

2026 Proxy Statement	9

Proxy Summary
Board Skills Matrix
Our Board possesses a broad range of qualifications and skills that facilitate strong oversight of the Company’s management and strategy. The following table provides a summary of our directors’ key skills and core competencies:

Biopharma or healthcare leadership
All of our directors have significant experience serving as executives or board members of other companies in the biopharma or healthcare industries.

Drug discovery and clinical development strategy and execution
The majority of our directors have experience overseeing drug development programs and strategy.

Commercialization and sales marketing
The majority of our directors have experience overseeing commercial activities.

Government, legal and FDA regulatory experience
Certain of our directors have FDA and other regulatory experience.

Public company management, oversight and governance expertise
Most of our directors have experience serving in management or oversight capacities for public companies.

Business and corporate development
The majority of our directors have experience related to business development and other corporate transactions.

Global competition and positioning
All of our directors have experience related to competitive strategy and positioning.

Corporate accounting and finance
Certain of our directors have strong expertise and significant experience overseeing all aspects of corporate finance.

Information technology and cybersecurity oversight
Certain of our directors have experience overseeing cybersecurity programs and serving on incident response teams.
Corporate Governance Highlights

No Stockholder Rights Plans	Independent Chairperson	Demonstrated Board Refreshment	Regular Stockholder Engagement

Annual Say-on-Pay Vote	Comprehensive Compensation Recovery Policies	Independent Audit, Compensation and Nominating and Governance Committees

10	Madrigal 2026 Proxy Statement

Proxy Summary

PROPOSAL 2: Non-Binding, Advisory Say-On-Pay Vote

The Board recommends a vote FOR this proposal.	See page 33

In 2025, stockholders continued their historically strong support for our executive compensation program with approximately 99% of the votes cast voting in favor of approving the say-on-pay proposal. The Compensation Committee of our Board (the “Compensation Committee”) believes that the objectives of our executive compensation program, as it relates to our named executive officers (“NEOs”), are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our NEOs, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our NEOs and our stockholders. In addition to holding an annual advisory vote on executive compensation, we conduct engagement with our stockholders on executive compensation and corporate governance matters. We have in the past modified our compensation practices based on constructive feedback from stockholders.
We are requesting stockholders to approve, on a non-binding, advisory basis, the 2025 compensation paid to our NEOs. For additional information, see “Proposal 2: Non-Binding, Advisory Vote on Executive Compensation” on page 33 of this proxy statement.
Elements of 2025 Compensation
The components of target annual direct compensation to our Chief Executive Officer (“CEO”) and other NEOs are as follows:

Element	Form	Pay Mix(1)		Compensation Objective

Base Salary	Cash	CEO	Other NEOs	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Cash	CEO	Other NEOs	To make a significant portion of cash compensation contingent on goal achievement to motivate and reward the achievement of annual corporate goals and provide competitive cash compensation opportunities.

Equity Awards	PSUs	CEO	Other NEOs
To align our executives’ interests with the interests of stockholders and to promote the long-term retention of our executives through equity-based compensation. For 2025, annual equity awards included an equal mix of stock options, time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) tied to relative TSR compared to the Nasdaq biotechnology index over a three-year 2025-2027 performance period.

Stock Options

RSUs

(1)For the purpose of calculating the pay mix of the NEOs other than the CEO, Dr. Taub and Dr. Soergel have been excluded. Dr. Taub ceased serving as our Chief Medical Officer in April 2025. Dr. Soergel began serving as our Chief Medical Officer in April 2025 and received a new hire award with a higher value than anticipated future annual awards.

2026 Proxy Statement	11

Proxy Summary
Executive Compensation Highlights
Below is a summary of our compensation policies and practices. We regularly review our programs and make enhancements as appropriate in our continuing effort to be responsive to issues discussed during our stockholder outreach and to address advice provided by stockholder advisory firms.

WHAT WE DO	WHAT WE DON’T DO

  We pay for performance, including having PSUs that are earned based wholly on relative total stockholder return (“rTSR”) for 2024 and 2025
  PSUs have a three-year performance period and cliff vest, to the extent earned, after three years
  66% of the target equity award value granted to our CEO and other NEOs are in the form of PSUs and stock options
  Stock option and RSU awards have a minimum vesting period of 12 months with a total vesting period of four years
  Double-trigger equity vesting in the event of a change-in-control for current executive officers
  We have compensation recovery policies
  Our Compensation Committee uses an independent compensation consultant, Compensia, and considers peer groups in establishing executive compensation
  Anti-hedging and anti-speculation policies in place
  Our Compensation Committee is comprised of all independent directors
  We conduct an annual say-on-pay vote
  We engage with our stockholders regarding our compensation and governance practices
  We strongly encourage our executive officers and directors to plan any stock trading in advance through the use of 10b5-1 plans

  We do not reprice stock options
  We do not provide single-trigger equity vesting in the event of a change-in-control for current executive officers
  We do not provide excessive perquisites for executives
  We do not provide golden parachute excise tax gross-ups

12	Madrigal 2026 Proxy Statement

Proxy Summary

PROPOSAL 3: Ratification of Auditors

The Board recommends a vote FOR this proposal.	See page 64

We are requesting that stockholders ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2026. For additional information, see “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” on page 64 of this proxy statement.

PROPOSAL 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan

The Board recommends a vote FOR this proposal.	See page 67

We are requesting that stockholders approve the Madrigal Pharmaceuticals, Inc. 2026 Stock Plan (the “2026 Plan”). For additional information, see “Proposal 4: Approval of 2026 Stock Plan” on page 67 of this proxy statement.

PROPOSAL 5: Approval of Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan

The Board recommends a vote FOR this proposal.	See page 74

We are requesting that stockholders approve the Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan (the “2026 ESPP”). For additional information, see “Proposal 5: Approval of 2026 Employee Stock Purchase Plan” on page 74 of this proxy statement.

2026 Proxy Statement	13

PROPOSAL 1: Election of Directors

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that our stockholders vote “FOR” the election of each of Julian C. Baker, Daniel J. Brennan and James M. Daly as directors, and proxies solicited by the Board will be voted in accordance with the Board’s recommendation unless a stockholder has indicated otherwise on the proxy.

Summary
Our Board of Directors currently consists of nine members, classified into three classes as follows: Julian C. Baker, Daniel J. Brennan, James M. Daly and Paul A. Friedman, M.D. are the Class I directors with a term ending at the Annual Meeting; Bill Sibold and Rebecca Taub, M.D. are the Class II directors with a term ending at the 2027 Annual Meeting of Stockholders; and Jacqualyn A. Fouse, Ph.D., Richard S. Levy, M.D. and Raymond Cheong, M.D., Ph.D. are the Class III directors with a term ending at the 2028 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.
On April 13, 2026, our Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) nominated, and our Board thereafter approved, Julian C. Baker, Daniel J. Brennan and James M. Daly as Class I director nominees for re-election at the Annual Meeting for a term of three years to serve until the 2029 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Dr. Friedman was not nominated for re-election and will serve out his remaining term expiring at the Annual Meeting. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the re-election of each of Julian C. Baker, Daniel J. Brennan and James M. Daly as Class I directors. In the event that any nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board may recommend in such person’s place, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
Vote Required
Directors are elected by a plurality of the affirmative votes cast by holders of shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The three nominees for director receiving the highest number of affirmative votes “FOR” the election of such director will be elected. WITHHOLD votes will not be included in the vote count for the election of directors. Broker non-votes will have no effect on the results of this vote.

14	Madrigal 2026 Proxy Statement

Management and Corporate Governance
Corporate Governance Materials
Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Madrigal and our stockholders. These guidelines provide a framework for the conduct of business of our Board.
Our Board has also adopted a corporate code of conduct and ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. In addition, we have charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee and Science and Technology Committee. Copies of these documents are publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com. We intend to disclose on our website any amendments to, or waivers of, our code of business conduct and ethics required to be disclosed by law or Nasdaq Global Select Market listing standards. Information appearing on our website is not a part of and is not incorporated into this proxy statement. We will promptly deliver, upon written request, a copy of our corporate code of conduct and ethics. Direct your written request to Madrigal Pharmaceuticals, Inc., Corporate Secretary, Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428. Insider Trading Policy
Insider Trading and Hedging and Pledging Policy
We maintain an Insider Trading Policy governing purchases, sales, gifts and other transactions in Company securities by our officers, directors, employees and independent contractors. It is the Company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in Company securities. We believe our Insider Trading Policy is reasonably designed to promote compliance with U.S. insider trading laws, rules and regulations, and Nasdaq listing standards.
Pursuant to our Insider Trading Policy, we prohibit officers, directors, employees and independent contractors from pledging any Company securities as collateral for a loan, or from holding any Company securities in a margin account. This policy also prohibits officers, directors, employees and independent contractors from entering into hedging transactions involving Company securities, including, but not limited to, purchasing financial instruments such as forward sale contracts (including prepaid variable forwards), equity swaps, collars and exchange funds. Hedging transactions include any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of our securities.
The Board of Directors
Our restated certificate of incorporation, as amended, and restated bylaws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders to serve for a three-year term. Our Board, which currently consists of nine members, is classified into three classes as follows:
•the Class I directors are Julian C. Baker, Daniel J. Brennan, James M. Daly and Paul A. Friedman, M.D., and their terms will expire at this year’s Annual Meeting;
•the Class II directors are Bill Sibold and Rebecca Taub, M.D., and their terms will expire at the Annual Meeting of Stockholders to be held in 2027; and
•the Class III directors are Raymond Cheong, M.D., Ph.D., Jacqualyn A. Fouse, Ph.D. and Richard S. Levy, M.D., and their terms will expire at the Annual Meeting of Stockholders to be held in 2028.

2026 Proxy Statement	15

Management and Corporate Governance
On April 13, 2026, the Nominating and Governance Committee nominated, and our Board thereafter approved, Julian C. Baker, Daniel J. Brennan and James M. Daly for re-election at the Annual Meeting for a term of three years to serve until the 2029 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Dr. Friedman was not nominated for re-election and will serve out the remainder of his term as a Class I director expiring at the Annual Meeting. On April 22, 2026, the Board approved the reclassification of Mr. Baker from Class III to Class I and Mr. Brennan from Class II to Class I in order to have classes as equal as possible following the Annual Meeting.
Set forth below are the names of the members of our Board, including the director nominees standing for re-election, their ages, and their offices in the Company, if any. See the section titled “Board Biographical Information” on page 18 of this proxy statement for additional information regarding the members of our Board, including the director nominees standing for re-election, including their principal occupations or employment for at least the past five years, the length of their tenure as directors on our Board and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, for further information about the specific experience, qualifications, attributes or skills relevant to service on our Board, please see the section titled “Board Skills Matrix” on page 17 of this proxy statement. Except as otherwise specified, such information is presented as of April 28, 2026.

Name	Age	Position
Julian C. Baker	59	Independent Chairman of the Board of Directors and Class I Director
Daniel J. Brennan	60	Class I Director
Raymond Cheong, M.D., Ph.D.	44	Class III Director
James M. Daly	64	Class I Director
Jacqualyn A. Fouse, Ph.D.	64	Class III Director
Paul A. Friedman, M.D.(1)	83	Class I Director
Richard S. Levy, M.D.	68	Class III Director
Bill Sibold	59	President and Chief Executive Officer and Class II Director
Rebecca Taub, M.D.	74	Senior Scientific and Medical Advisor and Class II Director
(1)Dr. Friedman will serve out his remaining term as a Class I director expiring at the Annual Meeting and has not been nominated for re-election.

16	Madrigal 2026 Proxy Statement

Management and Corporate Governance
Board Skills Matrix
Our Board possesses a broad range of qualifications and skills that facilitate strong oversight of our management and strategy. The following table provides a summary of the key skills and core competencies of our Board nominees and continuing directors*:

	Julian C. Baker	Daniel J. Brennan	Raymond Cheong, M.D., Ph.D.	James M. Daly	Jacqualyn A. Fouse, Ph.D.	Richard S. Levy, M.D.	Bill Sibold	Rebecca Taub, M.D.
Biopharma or healthcare leadership
Drug discovery and clinical development strategy and execution
Commercialization, sales and marketing
Government, legal and FDA regulatory experience
Public company management, oversight and governance expertise
Business and corporate development
Global competition and positioning
Corporate accounting and finance
Information Technology and Cybersecurity Oversight
*   The absence of a check mark does not necessarily indicate that the director does not possess such a qualification or skill. Each of our directors have experience and/or skills in the enumerated areas, however, the check mark is designed to indicate that a director has a particular strength in that area.

2026 Proxy Statement	17

Management and Corporate Governance
Biographical Information for Board Nominees and Continuing Directors
In addition to the information presented below regarding each of our director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such person should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Each director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board.

Julian C. Baker Director Since: June 2023 Age: 59

Biographical Information
•Managing Member of Baker Bros. Advisors LP (“BBA”), a biotechnology-focused investment advisor to fund partnerships whose investors are primarily endowments and foundations.
•Founded BBA, together with his brother Felix Baker, in 2000.
•Portfolio manager at Tisch Financial Management from 1994 to 1999, prior to BBA.
•Employed by the private equity investment arm of Credit Suisse First Boston Corporation from 1988 to 1993.
•Previously served on the board of directors of Alumis, Inc. from January 2022 to June 2024 and Prelude Therapeutics Inc. (“Prelude”) from January 2021 to June 2025.
•Mr. Baker holds an A.B. from Harvard University.
Other Company Board Service
Mr. Baker serves on the board of directors of the following publicly traded companies:
•Incyte Corporation (“Incyte”) since November 2001
•Acadia Pharmaceuticals, Inc. (“Acadia”) since December 2015
•Denali Therapeutics Inc. since June 2025

Qualifications
We believe that Mr. Baker is qualified to serve on our Board due to his experience investing in many life sciences companies, as well as his experience serving on the board of directors of other public companies in the life sciences industry.

18	Madrigal 2026 Proxy Statement

Management and Corporate Governance

Daniel J. Brennan Director Since: August 2025 Age: 60

Biographical Information
•Previously served as Executive Vice President and Chief Financial Officer of Boston Scientific Corporation (“Boston Scientific”), a medical device and healthcare technology company, from January 2014 until his retirement in June 2025.
•Was responsible for several company functions at Boston Scientific, including global controllership, global internal audit, corporate finance, treasury, corporate tax, investor relations and corporate business development.
•Joined Boston Scientific in 1996 and held roles of increasing responsibility within finance.
•Previously served on the board of directors of Nuance Corporation from September 2018 until March 2022.
•Mr. Brennan holds a B.S. in Finance and Investments and an M.B.A. from Babson College and is also a certified public accountant.
Other Company Board Service
Mr. Brennan has served on the board of directors of Waters Corporation since November 2022.
Qualifications We believe that Mr. Brennan is qualified to serve on our Board due to his expertise in business development strategies, capital management and financial reporting.

Raymond Cheong, M.D., Ph.D. Director Since: June 2023 Age: 44

Biographical Information
•Serves as Managing Director at BBA.
•Awarded the Michael A. Shanoff Award for best thesis research within Johns Hopkins University, School of Medicine.
•Previously served on the board of directors of Talis Biomedical Corporation from March 2023 to October 2024 and Istari Oncology, Inc. from December 2018 to December 2025.
•Dr. Cheong earned his B.S. in Chemical Engineering from the University of Maryland, College Park and completed an M.D. and a Ph.D. in Biomedical Engineering from Johns Hopkins University.
Other Company Board Service
Dr. Cheong has served on the board of directors of vTv Therapeutics Inc. since February 2024.

Qualifications
We believe that Dr. Cheong is qualified to serve on our Board due to his experience investing in many life sciences companies, and his experience serving on the boards of directors of other public companies in the life sciences industry.

2026 Proxy Statement	19

Management and Corporate Governance

James M. Daly Director Since: June 2019 Age: 64

Biographical Information
•Possesses over 30 years of experience leading U.S. and global businesses in the biopharmaceutical industry.
•Served as Executive Vice President and Chief Commercial Officer at Incyte from 2012 until his retirement in 2015.
•Held various leadership positions from 2002 to 2011 at Amgen, Inc., including as Senior Vice President, North America Commercial Operations, Global Marketing and Commercial Development.
•Spent over 16 years with Glaxo Wellcome/GlaxoSmithKline from 1985 to 2001, where he held roles of increasing responsibility, including as Senior Vice President, General Manager of the Respiratory and Anti-Infective Business Unit.
•Previously served on the board of directors of Bellicum Pharmaceuticals, Inc. from May 2016 to May 2022 and Halozyme Therapeutics, Inc. from February 2016 to December 2023.
•Mr. Daly earned a B.S. in Pharmacy and an M.B.A. from the University at Buffalo, The State University of New York.
Other Company Board Service
Mr. Daly serves on the board of directors of the following publicly traded companies:
•Acadia since January 2016
•argenx SE since May 2018
•Cytokinetics Inc. since August 2025

Qualifications
We believe that Mr. Daly is qualified to serve on our Board due to his extensive experience as a pharmaceutical executive leading major commercialization programs and his extensive experience as a director of public biopharmaceutical companies.

20	Madrigal 2026 Proxy Statement

Management and Corporate Governance

Jacqualyn A. Fouse, Ph.D. Director Since: March 2025 Age: 64

Biographical Information
•Previously served as Chief Executive Officer of Agios Pharmaceuticals, Inc. (“Agios”), a publicly traded biopharmaceutical company, from February 2019 until her retirement in August 2022.
•Served as Executive Chair of Dermavant Sciences, Inc., a biopharmaceutical company, from July 2017 to September 2018.
•Served in various leadership capacities at Celgene Corporation, a biopharmaceutical company, including Strategic Advisor to the Management Executive Committee from April 2017 to June 2017, President and Chief Operating Officer from March 2016 to March 2017, President, Hematology and Oncology from August 2014 to February 2016, Executive Vice President and Chief Financial Officer from February 2012 to July 2014 and Senior Vice President and Chief Financial Officer from September 2010 to February 2012.
•Chief Financial Officer of Bunge Limited, a global agribusiness and food company, from July 2007 to September 2010.
•Senior Vice President, Chief Financial Officer and Corporate Strategy at Alcon Laboratories, Inc. from 2006 to 2007 and prior to that, held the position of Senior Vice President and Chief Financial Officer.
•Held a variety of senior leadership roles with international companies in Europe, including Swiss International Air Lines AG and Nestle S.A. from 2002 to 2006.
•Dr. Fouse earned a B.A. and M.A. in Economics and a Ph.D. in Finance from The University of Texas at Arlington.
Other Company Board Service
Dr. Fouse serves on the board of directors of the following publicly traded companies:
•Incyte since November 2017
•Agios since December 2017

Qualifications
We believe that Dr. Fouse is qualified to serve on our Board due to her significant executive leadership, corporate finance, financial reporting and accounting expertise. Additionally, Dr. Fouse is able to provide diverse and valuable corporate governance, management, operational and strategic expertise to the Board through her experience as an executive officer and a public company board member.

2026 Proxy Statement	21

Management and Corporate Governance

Richard S. Levy, M.D. Director Since: August 2016 Age: 68

Biographical Information
•Executive Vice President and Chief Drug Development Officer at Incyte from January 2009 until his retirement in April 2016. Previously served as Senior Vice President of Drug Development at Incyte from August 2003 to January 2009.
•Vice President, Biologic Therapies, at Celgene from 2002 to 2003.
•Served in various executive positions with DuPont Pharmaceuticals Company (“DuPont”), first as Vice President, Regulatory Affairs and Pharmacovigilance, and thereafter as Vice President, Medical and Commercial Strategy, from 1997 to 2001.
•Served in positions of increasing responsibility in clinical research and regulatory affairs at Novartis AG (“Novartis”), and its predecessor company Sandoz, from 1991 to 1997.
•Part-time Senior Advisor for BBA, from December 2016 to May 2019.
•Board Certified in Internal Medicine and Gastroenterology and served as Assistant Professor of Medicine at the UCLA School of Medicine from 1989 to 1991.
•Previously served on the board of directors of Constellation Pharmaceuticals, Inc. from April 2020 to July 2021.
•Dr. Levy received his A.B. in Biology from Brown University and his M.D. from the University of Pennsylvania School of Medicine, and completed his training in Internal Medicine at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA.
Other Company Board Service
Dr. Levy serves on the board of directors of the following publicly traded companies:
•ProTara Therapeutics, Inc. since December 2019
•Kodiak Sciences, Inc. since May 2018
•Kiniksa Pharmaceuticals, Ltd. since March 2019
Qualifications We believe that Dr. Levy is qualified to serve on our Board due to his extensive and diverse experience in the pharmaceutical and biotechnology industries.

22	Madrigal 2026 Proxy Statement

Management and Corporate Governance

Bill Sibold Director Since: September 2023 Age: 59

Biographical Information
•President and Chief Executive Officer of Madrigal since September 2023.
•Possesses more than 30 years of experience in the biopharmaceutical industry.
•Executive Vice President, Specialty Care of Sanofi, a global pharmaceutical company, and President, Sanofi North America, where he led a global organization of approximately 10,000 employees across five specialty therapeutic areas and served as a member of the Sanofi Executive Committee, from 2017 to September 2023.
•Senior Vice President, Global Franchise Head, Multiple Sclerosis, Oncology & Immunology, Sanofi Genzyme, from 2016 to 2017.
•Global Franchise Head Multiple Sclerosis of Sanofi Specialty Care from 2011 to 2016.
•Chief Commercial Officer of Avanir Pharmaceuticals, Inc. from April 2011 to November 2011.
•President and CEO of Lycera Corp in 2010.
•Senior Vice President, U.S. Commercial for Biogen Inc. from 2001 to 2009.
•Mr. Sibold holds a B.A. in Molecular Biophysics and Biochemistry from Yale University and an M.B.A. from Harvard Business School.

Qualifications
We believe that Mr. Sibold is qualified to serve on our Board due to his extensive operating, commercial, transactional and senior management experience as a pharmaceutical executive leading major commercialization programs at pharmaceutical and biotechnology companies.

2026 Proxy Statement	23

Management and Corporate Governance

Rebecca Taub, M.D. Director Since: July 2016 Age: 74

Biographical Information
•Served as Chief Medical Officer of Madrigal from July 2016 to April 2025 and as President, Research & Development from June 2019 to April 2025 when she transitioned to a Senior Scientific and Medical Advisor role.
•Served as Senior Vice President, Research and Development of VIA Pharmaceuticals, Inc. from 2008 to 2011 and Vice President, Research, Metabolic Diseases at F. Hoffmann-La Roche AG from 2004 to 2008 where she oversaw clinical development and drug discovery programs in cardiovascular and metabolic diseases, including the conduct of a series of Phase 1 and 2 proof of concept clinical trials.
•Served in various capacities at Bristol-Myers Squibb Company and DuPont from 2000 through 2003, including as Executive Director of central nervous system and metabolic diseases research at each company.
•Has authored more than 120 research articles. Tenured Professor of Genetics and Medicine at the University of Pennsylvania from 1987 to 2002, and remains an adjunct professor.
•Served as Assistant Professor at the Joslin Diabetes Center of Harvard Medical School, Harvard University and an associate investigator with the Howard Hughes Medical Institute.
•Dr. Taub received her M.D. from Yale University School of Medicine and B.A. from Yale College.
Other Company Board Service
Dr. Taub has served on the board of directors of BriaCell Therapeutics Corp., Inc. since March 2019.

Qualifications
We believe that Dr. Taub is qualified to serve on our Board due to her experience as our Chief Medical Officer and President, Research and Development of Madrigal, and due to her extensive experience as a pharmaceutical executive leading major development programs in MASH.

Family Relationships
Dr. Friedman, a current member of our Board, and Dr. Taub, a current member of our Board and a Senior Scientific and Medical Advisor to the Company, are married. There are no other family relationships between any director, executive officer or person nominated to become a director or officer of the Company.
Director Independence
Our Board has reviewed the materiality of any relationship that each of our directors has with our Company, either directly or indirectly. Based on this review, our Board has determined that each of its current and nominated directors is independent under applicable listing standards of the Nasdaq Stock Market LLC (“Nasdaq”), other than Mr. Sibold, who is our President and Chief Executive Officer, Dr. Taub, who served as our Chief Medical Officer and President, Research & Development until April 2025 and currently serves as a Senior Scientific and Medical Advisor of the Company, and Dr. Friedman, who served as our Chief Executive Officer through September 2023. The remaining six Board members satisfy Nasdaq independence requirements, which includes Mr. Baker, Mr. Brennan, Dr. Cheong, Mr. Daly, Dr. Fouse and Dr. Levy.

24	Madrigal 2026 Proxy Statement

Management and Corporate Governance
Committees of the Board and Meetings
Our Board held four meetings during 2025. Our Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee. Each director attended or participated in at least 75% (or more) of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during 2025. The Board has adopted a policy under which each member of the Board is encouraged, but not required, to attend each Annual Meeting of Stockholders, and all of our directors attended the 2025 Annual Meeting.

Audit Committee

Daniel J. Brennan (chair) James M. Daly Jacqualyn A. Fouse, Ph.D. 4 meetings in 2025
Our Audit Committee is composed of Messrs. Brennan (Chairman) and Daly and Dr. Fouse. Our Audit Committee held four meetings during 2025. Our Board has determined that each member of the Audit Committee is independent under SEC rules and the applicable listing standards of Nasdaq, as such rules and standards apply specifically to members of audit committees. Our Board has determined that each of Mr. Brennan and Dr. Fouse is an “audit committee financial expert,” as the SEC has defined such term, and that each of Mr. Brennan and Dr. Fouse has the requisite financial sophistication in accordance with applicable Nasdaq listing standards. Please also see the report of the Audit Committee set forth on page 66 of this proxy statement. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to:
•ensure the independence of the auditor by reviewing and discussing with the auditor a formal written statement delineating all relationships between the auditor and the Company and approve and retain the independent auditors to conduct the annual audit of our consolidated financial statements;
•review the proposed scope and results of the audit;
•discuss with the independent auditor the nature of each identified critical audit matter and independent auditor’s basis for identifying a matter as a critical audit matter;
•review and pre-approve the independent auditor’s audit and non-audit services rendered;
•approve the audit fees to be paid;
•review accounting and financial controls with the independent auditors;
•review and approve transactions between us and our directors, officers and affiliates;
•review the effectiveness of the Company’s information technology security and controls;
•recognize and prevent prohibited non-audit services;
•establish procedures for complaints received by us regarding accounting matters;
•oversee internal audit functions, if any;
•review, with counsel, any legal or regulatory matter that could have a significant impact on our financial statements; and
•prepare the report of the Audit Committee that the rules of the SEC require to be included in our Annual Meeting proxy statement.
A copy of the Audit Committee’s written charter is publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.

2026 Proxy Statement	25

Management and Corporate Governance

Compensation Committee

Richard S. Levy, M.D. (chair) Raymond Cheong, M.D., Ph.D. Jacqualyn A. Fouse, Ph.D. 3 meetings in 2025
Our Compensation Committee is composed of Drs. Levy (Chairman), Cheong and Fouse. Our Compensation Committee held three meetings during 2025. Our Board of Directors has determined that each member of the Compensation Committee is independent under SEC rules and the applicable listing standards of Nasdaq. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include the authority to:
•review and establish the compensation arrangements for management, including the compensation for our Chief Executive Officer;
•review and establish general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and achieving our financial goals and oversee the annual process of performance evaluations of our executive officers;
•administer our stock incentive plan and our compensation recovery policies;
•review the Compensation Discussion and Analysis (“CD&A”), discuss the CD&A with management and, based on such review and discussions, recommend to our Board that the CD&A be included in our Annual Report on Form 10-K, Annual Meeting proxy statement or any other applicable filing as required by the SEC; and
•prepare the report of the Compensation Committee that is required to be included in our Annual Meeting proxy statement.
The Compensation Committee is responsible for establishing a compensation policy for our executives and directors that is designed to attract and retain the best possible executive talent, to motivate our executives to achieve corporate objectives and to reward our executives for superior performance. Our Compensation Committee is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The Compensation Committee meets at least twice per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of the Compensation Committee’s review of executive compensation matters, the Compensation Committee may delegate its powers with regard to non-executive equity awards to a subcommittee of the committee consisting of one or more members of the Compensation Committee or certain members of executive management.
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. Since October 2016, the Compensation Committee has engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant. Compensia has been engaged to review all aspects of our executive compensation programs. As described in the CD&A, Compensia assists the Compensation Committee in defining the appropriate peer companies for executive compensation and in benchmarking our executive compensation program against the peer group. The Compensation Committee also uses information obtained from Compensia, as well as survey data, for evaluating our executive compensation practices, measuring the competitiveness of our practices, and reviewing and implementing our cash bonus policy, equity awards and base salary benchmarks across all levels of the Company. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Compensia from independently serving the Compensation Committee. In compliance with SEC rules and the corporate governance rules of Nasdaq, Compensia provided the Compensation Committee with a letter addressing each of the six independence factors. Compensia’s responses affirm the independence of Compensia and the partners, consultants and employees who service the Compensation Committee on executive compensation matters and governance issues.
Please also see the CD&A and the report of the Compensation Committee set forth on pages 34 and 62 in this proxy statement, respectively.
A copy of the Compensation Committee’s written charter is publicly available through the “Investors & Media— Corporate Governance” section of our website at www.madrigalpharma.com.

26	Madrigal 2026 Proxy Statement

Management and Corporate Governance
Compensation Committee Interlocks and Insider Participation
During fiscal year 2025, Drs. Levy (Chairman), Cheong and Fouse served on the Compensation Committee. In addition, prior to their resignation from our Board, Dr. Fred Craves and Mr. Kenneth Bate served on our Compensation Committee during fiscal year 2025. No member of our Compensation Committee has at any time been an officer or employee of our Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Science and Technology Committee

Raymond Cheong, M.D., Ph.D. (chair) Paul A. Friedman, M.D. Richard S. Levy, M.D. 3 meetings in 2025
Our Science and Technology Committee is composed of Drs. Cheong (Chairman), Friedman and Levy. Our Science and Technology Committee held three meetings during 2025. Our Board has determined that each member of the Science and Technology Committee is independent under applicable listing standards of Nasdaq, except for Dr. Friedman. The Board has determined that it is appropriate to include Dr. Friedman on this committee due to his extensive experience in clinical development and evaluating research and development programs.
Our Science and Technology Committee’s role and responsibilities are set forth in the Science and Technology Committee’s written charter and include:
•assist our Board in its general oversight of our research and development (“R&D”) programs and progress in achieving R&D goals and objectives;
•provide oversight to management on drug development and regulatory affairs and strategic and tactical issues, including preparation for regulatory filings, reviews and approvals;
•provide strategic advice and oversight to our Board and management regarding emergent science and technology and the use and consideration of science and technology in business development and R&D programs; and
•review and advise our Board of the scientific aspects of business development transactions and recommend to the Board the approval of any such transactions.
A copy of the Science and Technology Committee’s written charter is publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.

2026 Proxy Statement	27

Management and Corporate Governance

Nominating and Governance Committee

Julian C. Baker (chair) Raymond Cheong, Ph.D., M.D. James M. Daly Jacqualyn A. Fouse, Ph.D. Richard S. Levy, M.D. 2 meetings in 2025
Our Nominating and Governance Committee is composed of Messrs. Baker (Chairman) and Daly and Drs. Cheong, Fouse and Levy. Our Nominating and Governance Committee held two meetings during 2025 and also covered nomination and governance topics with the full Board in the context of regularly scheduled meetings of the Board throughout the fiscal year. Our Board has determined that each member of the Nominating and Governance Committee is independent under SEC rules and the applicable listing standards of Nasdaq. Our Nominating and Governance Committee’s role and responsibilities are set forth in the Nominating and Governance Committee’s written charter and include the authority to:
•identify and nominate members of the Board;
•develop and recommend to the Board a set of corporate governance principles applicable to our Company; and
•oversee the evaluation of the Board and management pursuant to annual and ongoing evaluation of Board and committee performance.
For our future Annual Meetings of Stockholders, if a stockholder wishes to propose to nominate a director for election, in order to be properly considered by our Nominating and Governance Committee, such proposal must follow the procedures described in our bylaws and in accordance with SEC rules, as described in the section titled “Stockholder Proposals at Future Annual Meetings” on page 89 of this proxy statement.
A copy of the Nominating and Governance Committee’s written charter is publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.

Board Nominations and Director Qualifications
Procedure for Recommendations by Stockholders of Director Nominees
The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. Our Nominating and Governance Committee will consider a recommended director nominee from any stockholder or group of affiliated stockholders if such recommending stockholder or group of affiliated stockholders has held at least five percent of our common stock for at least one year as of the date that the recommendation was made.
Stockholder recommendations for proposed director nominees must be in writing addressed to the Nominating and Governance Committee, c/o the Secretary of the Company, at Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428. The recommendation must be accompanied by information concerning the recommending stockholder, including such recommending stockholder’s name, contact information and number of shares owned by such stockholder, among other information, as described in further detail the charter of our Nominating and Governance Committee. The recommendation must also be accompanied by the information concerning the proposed director nominee, including such director nominee’s qualifications to serve on our Board and consent to serve on our Board if elected, among other information, as described in further detail in the charter of our Nominating and Governance Committee, and must comply with the timing and notice requirements set forth in our bylaws, as described in the section titled “Stockholder Proposals at Future Annual Meetings” on page 89 of this proxy statement.

28	Madrigal 2026 Proxy Statement

Management and Corporate Governance
Director Qualifications and Considerations
For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:
•candidates should possess the highest personal and professional standards of integrity and ethical values;
•candidates must be committed to promoting and enhancing the long-term value of our Company for our stockholders;
•candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of our Company;
•candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;
•candidates are expected to have sound judgment, derived from management or policy making experience, that demonstrates an ability to function effectively in an oversight role; and
•candidates must have, and be prepared to devote, adequate time to the Board and its committees.
The Nominating and Governance Committee may also consider the following factors with respect to potential director nominees:
•independence;
•knowledge of the industry in which we operate;
•ability to bring skill sets necessary to contribute to the long-term forward-looking strategy and performance objectives of the Company;
•possible conflicts of interest;
•diversity of perspectives;
•capacity to provide needed depth or complementary skills considered relevant for Board service;
•capabilities to fill a present need on the Board; and
•ability to contribute to, create and sustain value associated with the long-term interests of our stockholders.
Our Nominating and Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then-current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Consistent with its charter, the Nominating and Governance Committee will strive, where appropriate, to achieve a diverse balance of professional backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board and its committees.
Board Leadership Structure
In 2023, the Board determined that it was appropriate for us to institute changes to its Board governance structure and implement a separation of the Chairman and Chief Executive Officer functions effective in June 2023. Mr. Baker was appointed to serve as the independent Chairman of the Board, succeeding our then Chief Executive Officer. Our Board believes an independent Chairman provides a strong leadership structure and sound governance in our best interests and those of our stockholders. Our Chairman works with our Board, the Chief Executive Officer and management to establish and further our strategic objectives.
Our Board has determined that maintaining the independence of a majority of our directors supports the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. Moreover, in addition to feedback provided during the course of Board meetings, the non-executive directors conduct regular executive sessions without the presence of Mr. Sibold, Dr. Taub, any other members of management or Dr. Friedman, as appropriate. Our Audit Committee, Compensation Committee, Nominating and Governance Committee and Science and Technology Committee oversee critical matters such as our: (i) accounting policies, financial reporting processes and internal control assessment over financial reporting (Audit Committee); (ii) executive compensation program (Compensation Committee); (iii) selection and evaluation of our directors and director nominees (Nominating and Governance Committee); and (iv) R&D programs and pipeline expansion efforts (Science and Technology Committee).

2026 Proxy Statement	29

Management and Corporate Governance
Our Board’s Role in Risk Oversight

The Board

•Our Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of our executive officers’ management of risks relevant to us. The Board has delegated oversight responsibility related to certain risks to committees of the Board.
•A fundamental part of risk oversight is understanding what level of risk is appropriate for us in addition to understanding the material risks our Company faces and the steps management is taking to manage those risks.
•The involvement of our Board in reviewing our business strategy is an integral aspect of our Board’s assessment of our management’s tolerance for risk and also our Board’s determination of what constitutes an appropriate level of risk for us.

Audit Committee
•responsible for reviewing our policies with respect to risk assessment and risk management, and coordinating our internal control over financial reporting, disclosure controls and procedures and code of conduct controls.
•receives periodic reports from officers responsible for oversight of particular risks within our Company at regularly scheduled meetings and other reports as requested by our Audit Committee from time to time.

•oversees risks associated with our information systems and technology, including cybersecurity.
•receives periodic reports from our information security officer and finance team regarding our information systems and technology and associated policies, processes and practices for managing and mitigating cybersecurity and technology-related risks.

Compensation Committee
•oversees risks related to our compensation programs and discusses with management the Compensation Committee’s annual assessment of our employee compensation policies and programs.
Nominating and Governance Committee •reviews our risks associated with governance matters and human resources matters other than compensation matters.

Science and Technology Committee
•oversees our efforts related to clinical activities, R&D and business development.
•reviews our R&D activities and advises the Board on the scientific aspects of business development transactions.

Management

Led by our CEO and executive team, management develops and executes our business strategy, manages operations, assesses and supervises day-to-day risk management process, and reports to the Board and its committees on these matters.

We also invest in data protection and information technology. For more information regarding our Board and Audit Committee’s oversight of cybersecurity risks, please refer to our Annual Report on Form 10-K filed with the SEC on February 19, 2026 (the “Annual Report”).
Our Board satisfies its overall responsibility through full reports by each committee chair regarding such committee’s considerations and actions, as well as through regular reports directly from relevant officers within our Company. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

30	Madrigal 2026 Proxy Statement

Management and Corporate Governance
Stockholder Communications to the Board
Generally, stockholders who have questions or concerns should contact our Investor Relations department at ir@madrigalpharma.com. However, any stockholders who wish to address questions regarding our business directly with the Board, or any individual director, must prepare the communication in written form and mail or hand deliver such communication to the following address:
ATTN: SECURITY HOLDER COMMUNICATION
Board of Directors
Madrigal Pharmaceuticals, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 200
West Conshohocken, PA 19428
Such communications should not exceed 500 words in length and must be accompanied by such information as set forth in our Policy and Procedures on Security Holder Communications with Directors (the “Communication Policy”), which is publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.
Additionally, under the Communication Policy, such communications must be appropriate for delivery to our directors.

2026 Proxy Statement	31

Management and Corporate Governance
Information About Our Executive Officers
The following table sets forth certain information regarding our executive officers as of April 28, 2026:

Name	Age	Position
Bill Sibold	59	President and Chief Executive Officer
Mardi Dier	62	Executive Vice President and Chief Financial Officer
Carole Huntsman	61	Executive Vice President and Chief Commercial Officer
Shannon Kelley	51	Executive Vice President and Chief Legal Counsel
David Soergel, M.D.	58	Executive Vice President and Chief Medical Officer
Mr. Sibold’s biographical information is set forth above in the section titled “Management and Corporate Governance—The Board of Directors” on page 15 of this proxy statement.
Mardi Dier has served as our Chief Financial Officer since March 2024. Prior to joining us, Ms. Dier served as the Chief Financial Officer and Chief Business Development Officer at Acelyrin, Inc., a publicly traded biotechnology company, from November 2022 to August 2023 where she completed the company’s initial public offering. Prior to joining Acelyrin, Ms. Dier served as the Chief Financial Officer of Ultragenyx Pharmaceutical Inc., a publicly traded biotechnology company, from October 2020 to November 2022 where she led corporate strategy, FP&A, accounting, tax, investor relations, global corporate communications and information technology functions. Ms. Dier joined Ultragenyx from Portola Pharmaceuticals (acquired by Alexion), where she served as Chief Financial Officer for 14 years and, most recently, as Chief Business Officer and Chief Financial Officer. Earlier in her career, Ms. Dier held various roles in investor relations, investment banking and auditing. Ms. Dier has served on the board of directors of ORIC Pharmaceuticals, Inc., a publicly traded company, since February 2020. Ms. Dier previously served as a director of Adamas Pharmaceuticals, Inc. from August 2017 to May 2021 and Prelude from August 2020 to October 2025, each a publicly traded biotechnology company. Ms. Dier received a B.S. in Biology from Stanford University and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.
Carole Huntsman was appointed as our Chief Commercial Officer in November 2023. Prior to joining us, Ms. Huntsman was employed by Sanofi, a global pharmaceutical company, from January 2012 to April 2023. At Sanofi, Ms. Huntsman held positions of increasing responsibility, including Head of Multiple Sclerosis, North America, Global Business Unit Head, Multiple Sclerosis, Head of Multiple Sclerosis, Oncology & Immunology Specialty Care North America, and Senior Vice President, Head of Specialty Care North America and Sanofi U.S. Country Lead. Prior to joining Sanofi, during her over 30 years in the biopharmaceutical industry, Ms. Huntsman served as Senior Vice President, U.S. Neurology & Rheumatology at EMD Serono, Inc. (“Serono”) and Vice President, Marketing U.S. Neurology at Serono, as well as several positions of increasing responsibility at each of Muro Pharmaceuticals and Pfizer Inc. Prior to joining the biopharmaceutical industry, Ms. Huntsman served as an Officer in the U.S. Army. Ms. Huntsman holds a B.A. in History from Boston College and an M.B.A. from The Carroll School, Boston College.
Shannon Kelley was appointed as our Chief Legal Counsel in August 2024. Ms. Kelley has more than 20 years of diverse healthcare experience as a compliance and legal professional. She joined us from Sanofi, where she served in roles of increasing responsibility from April 2015 to December 2023, and was most recently Vice President, Chief Compliance Officer, North America and Global Specialty Care, responsible for compliance across all therapeutic areas from January 2022 to December 2023. Prior to Sanofi, Ms. Kelley was Global Compliance and Commercial Legal Counsel at Boston Scientific from September 2012 to March 2015. Earlier in her career, Ms. Kelley spent ten years in enforcement roles with the U.S. federal government, including as a Trial Attorney for the Department of Justice in Washington, D.C. and an Assistant United States Attorney and Deputy Chief of Litigation for the U.S. Attorney’s Office for the District of Massachusetts focused on healthcare matters. Ms. Kelley earned her J.D. from American University Law School and holds a B.S. degree from Georgetown University in Foreign Service.
David Soergel, M.D. was appointed as our Chief Medical Officer in April 2025. Prior to joining us, Dr. Soergel served as Executive Vice President and Global Head of Cardiovascular, Renal and Metabolism Development at Novartis, a global pharmaceutical company, from August 2017 until April 2025, where he oversaw ten late-stage development programs in 2024. At Novartis, Dr. Soergel led teams that designed and implemented evidence generation programs supporting the expansion of Entresto’s indications and uses. Additionally, Dr. Soergel advanced novel medicines to approval for cardiovascular and renal diseases, including Leqvio, Fabhalta and Vanrafia, and served as the development lead for the acquisitions of the Medicines Company and Chinook Therapeutics, Inc. Prior to Novartis, Dr. Soergel held roles with increasing responsibility at biotechnology companies, including Senior Vice President of Clinical Development and Chief Medical Officer at Trevena, Inc. from March 2015 until August 2017, where he was responsible for the development of novel treatments for pain and other conditions. He began his career in early-stage clinical development and translational medicine at GlaxoSmithKline. Dr. Soergel trained in pediatrics, pediatric cardiology, and heart failure and transplant at Johns Hopkins Hospital and the Children's Hospital of Philadelphia. Dr. Soergel received his B.A. from The Johns Hopkins University and his M.D. from Cornell University Medical College.

32	Madrigal 2026 Proxy Statement

PROPOSAL 2: Non-Binding, Advisory Vote on Executive Compensation

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that our stockholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, and proxies solicited by the Board will be voted in accordance with the Board’s recommendation unless a stockholder indicates otherwise on the proxy.

Summary
Pursuant to Section 14A(a)(1) of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as a “say-on-pay” vote).
Prior to casting your vote on this proposal, you are encouraged to read the section titled “Compensation Discussion and Analysis” on page 34 of this proxy statement and the section titled “Executive Officer and Director Compensation” on page 47 of this proxy statement for a detailed discussion of our policies and practices relating to the compensation of our NEOs.
Our Compensation Committee believes that the objectives of our executive compensation program, as it relates to our NEOs, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our NEOs, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our NEOs and the interests of our stockholders. Accordingly, we are asking our stockholders to approve the compensation of our NEOs. This non-binding, advisory vote is not intended to be limited or specific to any particular element of compensation, but rather to cover the overall compensation of our NEOs and the compensation policies and practices described in this proxy statement as it relates to our NEOs.
Our Board of Directors is asking our stockholders to indicate their support for the compensation of our NEOs, as described in this proxy statement, by casting a non-binding, advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of Madrigal Pharmaceuticals, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”
Vote Required
The foregoing resolution will be deemed approved on a non-binding, advisory basis by the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.
As the approval of this proposal is non-binding and advisory, the results of this vote will not be binding on us, our Board or our Compensation Committee.

2026 Proxy Statement	33

Compensation Discussion and Analysis
This CD&A explains the policies and objectives underlying our executive compensation program as it relates to the following NEOs whose compensation information is presented in the tables following this discussion in the section titled “Executive Officer and Director Compensation” on page 47 of this proxy statement, in accordance with SEC rules.

Table of Contents

2025 Pay Outcomes Reflect Continued Strong Performance	35	Executive Succession During 2025	45

Compensation Philosophy and Objectives	37	Other Compensation Policies and Information	45

Elements of Compensation	38

Bill Sibold	Mardi Dier	David Soergel, M.D.	Carole Huntsman	Shannon Kelley
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Medical Officer	Executive Vice President and Chief Commercial Officer	Executive Vice President and Chief Legal Counsel
In addition, Rebecca Taub, M.D., our former Chief Medical Officer and President, Research & Development, transitioned to the role of Senior Scientific and Medical Advisor effective April 21, 2025. She also qualifies as an NEO for fiscal year 2025.

34	Madrigal 2026 Proxy Statement

Compensation Discussion and Analysis
2025 Pay Outcomes Reflect Continued Strong Performance
2025 was a defining year for the Company, highlighted by a number of corporate achievements. Following receipt of accelerated approval for Rezdiffra in March 2024, 2025 was our first full year as a commercial organization. For the year ended December 31, 2025, we generated $958.4 million in net revenue from sales of Rezdiffra in our first full year of launch, representing a 432% increase compared to $180.1 million of net revenue in 2024. In addition, more than 36,250 patients were on therapy at the end of the year as we steadily added patients quarter over quarter. We expanded our commercial efforts by launching Rezdiffra in Germany in September 2025 following receipt of Conditional Marketing Authorization in the EU. Further, we secured our long-term future with patent protection for Rezdiffra expected into 2045 and have built of pipeline with more than ten MASH programs. We ended 2025 with $988.6 million of cash, cash equivalents, restricted cash and marketable securities. Our stockholders have benefited from our continued strong performance, with a three-year total stockholder return (2023-2025) of 101% and a five-year total stockholder return (2021-2025) of 424%.
COMPARISON OF STOCK PERFORMANCE MADRIGAL PHARMACEUTICALS, INC., NASDAQ COMPOSITE INDEX AND NASDAQ BIOTECHNOLOGY INDEX

Madrigal Pharmaceuticals, Inc.	Nasdaq Composite Index	Nasdaq Biotechnology Index
*The comparative graph above compares the cumulative total stockholder return for the one, three and five years ended December 31, 2025.

NET SALES	ACTIVE PATIENTS ON THERAPY

2026 Proxy Statement	35

Compensation Discussion and Analysis
Based on our exceptional performance in 2025, our Compensation Committee determined that we achieved 194.7% of our fiscal year 2025 corporate goals underpinning our annual cash incentive program. For additional discussion of our incentive goals for 2025, see the section titled “Elements of Compensation—Annual Cash Incentive Award” on page 39 of this proxy statement.

Corporate Performance Objective	Weighting and Actual Achievement(1)

EU Approval •European Commission grant of Conditional Marketing Authorization

Rezdiffra Launch •Rezdiffra sales

•Market access

•Publications

•German market access

Shaping Madrigal’s Future •Business Development

•Intellectual Property

(1)Target weighting percentages may not total to 100% due to rounding.

36	Madrigal 2026 Proxy Statement

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We are focused on delivering novel therapeutics for MASH and being the leader in MASH treatment to help underserved patients with MASH for years to come. To achieve this objective, we have recruited executives with significant industry or scientific experience, including in the areas of commercialization, development and research. The biotechnology industry is very competitive and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages.
The primary objectives of our compensation program are to:
•Enable us to attract and retain highly qualified executives with extensive industry, business or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;
•Reward our executives for our success in achieving annual operational goals and realization of our long-term strategic objectives; and
•Align the interests of our executives with those of our stockholders.
The Compensation Committee annually reassesses these objectives to ensure such objectives’ continued appropriateness as the Company matures.
Compensation-Setting Process
The Compensation Committee assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of our compensation plans, policies and programs, especially those regarding executive compensation and employee benefits.
The Compensation Committee reviews executive compensation annually to evaluate whether each compensation component and overall total compensation continue to align with our overall compensation philosophy.
As part of this process, our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives other than himself. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In making its compensation determination for each NEO, the Compensation Committee considers a number of factors, including:
•recent corporate performance;
•market data regarding executive compensation at comparable companies;
•individual performance, leadership and contributions to our business and strategic performance; and
•changes in the scope or breadth of an executive officer’s role or responsibilities.
The Compensation Committee, in consultation with Compensia, evaluates our executive compensation program compared to peer companies, including the competitiveness of our practices. The Compensation Committee also uses information obtained from Compensia to review our cash bonus policy, equity awards and base salary benchmarks across all levels of the Company. The Compensation Committee determined that Compensia is independent pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Compensia from independently representing the Compensation Committee.
Comparative Analysis
For purposes of measuring the competitive positioning of our compensation packages, the Compensation Committee assesses our compensation practices and total direct compensation, including base salary, cash incentives and equity-based incentives, as compared to those of our peer group. The Compensation Committee, with input from Compensia, selects peer companies that are publicly held biotechnology or pharmaceutical companies predominantly in the United States and in early stages of commercialization and companies that fall within a specific market capitalization and revenue range relative to ours at the time of the peer evaluation. Because the biotechnology industry is a dynamic industry, the Compensation Committee annually reviews and, if necessary makes updates to, our peer group to ensure that the companies included continue to meet the established criteria.

2026 Proxy Statement	37

Compensation Discussion and Analysis
Our successful commercial launch of Rezdiffra during 2024 contributed to continued increase in our market capitalization, prompting the Compensation Committee to make significant changes to the peer group to be used for 2025 compensation decisions to reflect our increased size. The selected companies had market capitalizations between $2.5 billion and $22.5 billion and generally had revenues of less than $2 billion. The Compensation Committee determined that a widened revenue range was necessary to have a sufficient number of potential peers within our market capitalization range. The Compensation Committee determined that Acadia, Amicus Therapeutics, Inc., Arrowhead Pharmaceuticals, Inc., Axsome Therapeutics, Inc., Corcept Therapeutics, Incorporated, Denali Therapeutics Inc. and Harmony Biosciences Management, Inc. were no longer appropriate peers based on their low market capitalization relative to our criteria and ImmunoGen, Inc., Mirati Therapeutics, Inc. and Reata Pharmaceuticals, Inc. were acquired and no longer relevant.
The following peer group was used in connection with compensation decisions made by the Compensation Committee in January 2025 relating to base salary adjustments, target annual incentive adjustments and annual long-term incentive (“LTI”) awards.

2025 Peer Group
Alnylam Pharmaceuticals	Cytokinetics	Krystal Biotech
Apellis Pharmaceuticals	Exelixis	Neurocrine Biosciences
argenx SE	Halozyme Therapeutics	Roivant Sciences
Blueprint Medicines	Insmed	Sarepta Therapeutics
Bridgebio Pharma	Intra-Cellular Therapies	Ultragenyx Pharmaceutical
CRISPR Therapeutics AG	Ionis Pharmaceuticals
Elements of Compensation
The components of annual direct compensation to our CEO and other NEOs are as follows:

Element	Form	Pay Mix(1)		Compensation Objective

Base Salary	Cash	CEO	Other NEOs	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Cash	CEO	Other NEOs	Make a portion of cash compensation contingent on goal achievement to motivate and reward the achievement of annual corporate goals and provide competitive cash compensation opportunities.

Equity Awards	PSUs	CEO	Other NEOs	To align our executives’ interests with the interests of stockholders and to promote the long-term retention of our executives through equity-based compensation. For 2025, annual equity awards included an equal mix of stock options, RSUs and PSUs tied to relative TSR compared to the Nasdaq biotechnology index over a three-year 2025-2027 performance period.

Stock Options

RSUs

38	Madrigal 2026 Proxy Statement

Compensation Discussion and Analysis
(1)For the purpose of calculating the pay mix of the NEOs other than the CEO, annual target total direct compensation for our current executive officers as of year-end 2025 has been included. Dr. Taub has been excluded from this presentation as she no longer served as an executive officer as of December 31, 2025. In addition, Dr. Soergel has been excluded from this presentation as he was a new hire in 2025.
Base Salary
Following the Compensation Committee’s annual review and consideration of the factors discussed above (or, in the case of Dr. Soergel, in connection with his hiring) the Compensation Committee approved executive salaries for 2025 as detailed below.

Name	2025 Base Salary ($)	2024 Base Salary ($)	Percent Increase(1)
Bill Sibold	923,738	892,500	3.5%
Mardi Dier	569,250	550,000	3.5%
David Soergel, M.D.(2)	600,000	N/A	—
Carole Huntsman	543,375	525,000	3.5%
Shannon Kelley	538,200	520,000	3.5%
Former Executives
Rebecca Taub, M.D.	621,000	600,000	3.5%
(1)Salary increases became effective as of March 1, 2025.
(2)Represents Dr. Soergel’s annual base salary. See the section titled “Executive Officer and Director Compensation—Summary Compensation Table” on page 47 of this proxy statement for actual salary earned during following his start date with the Company on April 21, 2025.
Annual Cash Incentive Award
The annual cash incentive award each NEO is eligible to receive is determined based on an assessment of individual performance and the achievement of pre-established objectives as outlined below. Each NEO’s target award opportunity is established taking into consideration the factors described above. The Compensation Committee determined no change was needed to Dr. Taub’s target award opportunity. It determined to increase all other continuing NEOs’ opportunity by five percentage points, taking into consideration their respective growth in role, expansion of responsibilities year over year and our desire to ensure our program remains competitive.
2025 represented a critically important year in the Company’s evolution to a commercial stage organization. This evolution informed the Compensation Committee’s selection of metrics for 2025 as compared to 2024, which was heavily focused on achieving FDA approval. As the first full year of commercial execution in a first-in-disease launch, the Compensation Committee placed heavy emphasis and weighting on goals related to commercialization. In particular, the Compensation Committee determined that the Company’s ability to generate sales of Rezdiffra in 2025 was paramount in establishing the Company as the leader in the MASH sector, which would enhance stockholder value. In addition, the Compensation Committee considered pipeline expansion and the receipt of new patent protection as critically important activities for establishing our future.
Our 2025 performance objectives, achievement outcomes and the performance weighting for each goal are outlined below. Certain details related to each objective and the achievement of such objectives have been omitted as they are competitively sensitive. However, we set performance goals at challenging levels, which we believe were difficult to achieve at target levels. For each objective, the Compensation Committee, after taking into consideration input from our senior management team, established threshold, target and maximum levels of performance for the year, with target performance across all metrics resulting in payout at 100% of target bonus amounts. Overall, achievement of all objectives at a threshold level of performance would have resulted in payout at 60.18% of target and achievement at a maximum level of performance would have resulted in payout at 212.4% of target.

2026 Proxy Statement	39

Compensation Discussion and Analysis

Corporate Performance Objectives	Percentage of Overall Objectives at Target	Percentage Achievement of Objectives (Overall Payout 0%-212%)	Achievement of Objectives
EU APPROVAL
European Commission (EC) Approval	7.50%	11.25%
We received Conditional Marketing Authorization from the European Commission in August 2025. The Summary of Product Characteristics approved by the European authorities includes a clear description of efficacy measures and additional benefits on lipids.

REZDIFFRA LAUNCH
Sales Objectives	50.00%	113.95%	We had exceptional commercial performance in 2025 generating $958.4 million in revenue, with quarterly Rezdiffra revenue now annualizing at greater than $1.0 billion.
U.S. Market Access	5.00%	7.5%	We maintained a favorable gross to net discount for 2025. In addition, we contracted for broad first line access with major commercial payors for 2026.
Publications	3.50%	3.5%	We achieved our publication goals for 2025 with a total of 18 manuscripts and 80 abstracts accepted, providing a leading scientific voice in MASH patient care.
German Market Access and Launch	4.00%	6.0%	Following submission of our reimbursement dossier, we began selling Rezdiffra in Germany on an accelerated timeline following receipt of Conditional Marketing Authorization.
MADRIGAL’S FUTURE
Pipeline Expansion	15.00%	22.5%
In 2025, we completed licensing transactions for MGL-2086, a GLP-1 agonist, ervogastat, a DGAT-2 inhibitor, and two additional early stage MASH assets. An Investigational New Drug application was submitted to the FDA for MGL-2086 and has since been allowed to proceed.

Intellectual Property	15.00%	30.0%	The USPTO issued a new patent with claims directed to Rezdiffra’s commercial weight-threshold dosing regimen as prescribed in the FDA-approved label. This patent was listed in the Orange Book in August 2025 and extends Rezdiffra’s patent protection to February 2045.
Total Payout	100%	194.7%

40	Madrigal 2026 Proxy Statement

Compensation Discussion and Analysis
In the first quarter of 2026, the Compensation Committee, with input from our senior management team, assessed our achievement of the performance objectives set forth above. As a result, the Compensation Committee awarded the following cash bonuses in respect of such 2025 performance:

Name	Target Cash Bonus Percentage (% of base salary)	Target Award for 2025 ($)(1)	Actual Award Paid for 2025 ($)
Bill Sibold	80%	738,990	1,438,814
Mardi Dier	50%	284,625	554,165
David Soergel, M.D.(2)	50%	300,000	584,100
Carole Huntsman	50%	271,688	528,976
Shannon Kelley	50%	269,100	523,938
Rebecca Taub, M.D.(3)	50%	310,500	604,544
(1)Target bonuses are based on 2025 base salaries as described in the section titled “Base Salary” on page 39 of this proxy statement assuming any salary increases were effective as of January 1, 2025.
(2)Dr. Soergel’s annual cash incentive award was not prorated as an inducement to him joining the Company in April 2025.
(3)After transitioning from Chief Medical Officer and President of Research and Development to Senior Scientific and Medical Advisor, Dr. Taub continued to be eligible to receive an annual cash incentive award.

2026 Proxy Statement	41

Compensation Discussion and Analysis
Long-Term Incentives
We believe that long-term incentives in the form of equity-based awards are critical to meeting the following objectives:
•focus all employees, including our NEOs, on our long-term performance by aligning their interests with those of our stockholders;
•retain our key employees and executives and maintain management continuity through longer-term vesting of our equity-based awards; and
•promote an ownership culture through participation in equity-based compensation programs.
We typically grant initial equity awards to new employees, including our executive officers, and annual equity grants as part of our overall compensation program. The timing of annual equity grants has been generally consistent, with a first quarter grant each year approved at a regularly scheduled meeting of our Compensation Committee with a grant date following the filing of our Annual Report on Form 10-K. It is the policy of the Board and the Compensation Committee to not take material nonpublic information into account when determining the timing of equity awards in order to take advantage of a depressed stock price or an anticipated increase in stock price. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. There were not any stock options granted to the Company’s NEOs in 2025 during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the filing or furnishing of any Current Reports on Form 8-K that disclosed material nonpublic information.

Evolution of Our Long-Term Incentive Awards

Stock Options	RSUs	PSUs	Stock Options	RSUs
2022 and prior years	2023	2024 and 2025
Our 2025 LTI structure remained consistent with 2024, including an equal mix of stock options, RSUs and PSUs. The Compensation Committee views stock options as inherently performance-based compensation. Stock options directly link executive pay and stockholder returns, as the value realized, if any, is entirely dependent upon, and directly proportionate to, the appreciation in our stock price from the date of grant, which is substantially dependent on our ability to successfully navigate commercialization of a first-in-disease therapy and expand our pipeline. In addition, PSUs are earned based on our TSR relative to the Nasdaq Biotechnology Index. In determining our award mix for 2025, the Compensation Committee reviewed peer group practice and considered how best to balance our retention and incentive objectives in alignment with our compensation philosophy while ensuring program durability across market conditions as we mature and we continue to expand our commercial and R&D activities. The Compensation Committee determined that an equal mix of RSUs, stock options and PSUs best met these objectives.

42	Madrigal 2026 Proxy Statement

Compensation Discussion and Analysis

LTI Mix

•Stock options vest over four years with 25% of the shares underlying the option vesting on the first anniversary of the date of grant and 6.25% of the underlying shares vesting each quarter thereafter until fully vested. Although stock options are subject to time-based vesting, they are inherently performance-based awards as they only have value if our stock price increases from the grant date.

•RSUs vest in four equal installments on each of the four anniversaries of the date of grant.

•PSUs, to the extent earned, will cliff vest in the first quarter of 2028 following the completion of the three-year performance period.
•PSUs are earned and become eligible to vest based on the TSR of our Company relative to the TSR of companies in the Nasdaq Biotechnology Index over a three-year performance period concluding December 31, 2027. Linear interpolation is used to determine payout between threshold, target and maximum. If absolute TSR is negative, payout is capped at target regardless of actual relative TSR performance.
Performance Scaling

Less than 25th - zero payout

2026 Proxy Statement	43

Compensation Discussion and Analysis
The determination of the annual grant value levels is a function of a number of factors considered by the Compensation Committee, including the value and mix of equity awards previously granted, the significance of each individual’s contributions to our successful execution of our strategy and reaching our clinical and commercial milestones, the need to incentivize our executive team to continue to execute on our clinical roadmap and pipeline expansion efforts and market competitiveness.
With respect to Mr. Sibold’s annual equity award for 2025, the Compensation Committee considered that this was the first annual award granted to Mr. Sibold as a commercial organization and is consistent with peer group data following the Company’s substantial growth in market capitalization. The Compensation Committee considered the importance of commercial execution for a first-in-disease launch and the desire to ensure that Mr. Sibold’s award was market competitive and served to retain him during this critical stage of development for the Company.
Accordingly, in January 2025, at a regularly scheduled meeting, the Compensation Committee approved annual equity award grants to NEOs serving at the time, as set forth below. Dr. Soergel’s new hire award was separately approved in connection with this start date with the Company in April 2025. Dr. Soergel’s award reflects enhanced value to induce him to join the Company and forfeit his equity compensation at his prior employer. The value of this new hire award is significantly higher than the expected value of future annual awards that may be awarded to Dr. Soergel.

							Total Target LTI Value(1) ($000s)
	PSUs		Stock Options		RSUs
	Grant (#)	Value ($000s)	Grant (#)	Value ($000s)	Grant (#)	Value ($000s)
Bill Sibold	13,066	$4,373	22,009	$4,373	13,066	$4,373	$13,120
Mardi Dier	3,784	$1,267	6,374	$1,267	3,784	$1,267	$3,800
David Soergel, M.D.(2)	7,545	$2,333	12,839	$2,333	7,545	$2,333	$7,000
Carole Huntsman	3,386	$1,133	5,703	$1,133	3,386	$1,133	$3,400
Shannon Kelley	3,187	$1,067	5,368	$1,067	3,187	$1,067	$3,200
Rebecca Taub, M.D.	4,382	$1,467	7,381	$1,467	4,382	$1,467	$4,400
(1)The Compensation Committee makes value based annual equity awards to our NEOs in which, for 2025, one-third of the total award value was granted as PSUs, one-third was granted as RSUs and one-third was granted as stock options. The annual awards were approved on January 28, 2025 and granted with an effective date of March 5, 2025. Pursuant to our equity guidelines, a 20-day trailing average stock price was applied to determine the number of shares underlying each award. The Compensation Committee determined that applying an average stock price rather than the grant date fair value is appropriate in order to mitigate the volatility of our common stock. As a result, the actual grant date fair values reported in the Summary Compensation Table below is different from the values reported in this table. See the section titled “Executive Officer and Director Compensation—Summary Compensation Table” on page 47 of this proxy statement for the grant date fair value of these awards, calculated in accordance with applicable accounting rules.
(2)Represents Dr. Soergel’s new hire award granted in May 2025.
In-Cycle PSUs
CEO PSUs Granted in 2023
In connection with his hiring in September 2023, Mr. Sibold received a PSU award that can be earned at an amount ranging from 0% to 300% of target based on achievement of three significant sustained stock price appreciation hurdles over a five-year period. The first and second stock price appreciation hurdles were achieved on February 27, 2025 and December 3, 2025, respectively. On each such date, Mr. Sibold earned 50,000 shares of common stock. Any earned PSUs are settled on the fourth through sixth anniversaries of Mr. Sibold’s start date. The common stock earned by Mr. Sibold in February 2025 and December 2025 will settle and be delivered to Mr. Sibold on September 8, 2027 and September 8, 2028, respectively. Mr. Sibold is eligible to earn an additional 50,000 shares upon the achievement of the final stock price appreciation hurdle.
PSUs Granted in 2024
Our PSUs granted in fiscal year 2024 follow the same structure as our 2025 PSUs discussed above. Accordingly, the performance period for those awards was ongoing during fiscal year 2025. Shares earned, if any, will vest in the first quarter of 2027 based on our relative TSR performance over the 2024-2026 performance period.

44	Madrigal 2026 Proxy Statement

Compensation Discussion and Analysis
Executive Succession During 2025
CMO Succession
Dr. Soergel was appointed as our Chief Medical Officer effective as of April 21, 2025, succeeding Dr. Taub, who transitioned from her role as our Chief Medical Officer and President of Research and Development to a new role as our Senior Scientific and Medical Advisor as of the date of Dr. Soergel’s appointment. In this role, Dr. Taub provides us scientific and medical guidance for our programs for MASH. Dr. Taub also continues to serve on our Board.
In connection with the commencement of Dr. Soergel’s employment, the Compensation Committee approved the compensation and benefits for Dr. Soergel as outlined elsewhere in this CD&A. In summary, he received: (i) an annual base salary for 2025 of $600,000, (ii) a target annual bonus opportunity equal to 50% of his annual base salary, (iii) a sign-on cash bonus of $75,000, payable 30 days following commencement of employment, and subject to repayment if his employment is terminated for any reason (other than death, disability or resignation for “Good Reason” as defined in his severance and change of control agreement) prior to the first anniversary of his start date and (iv) sign-on equity awards (which constituted all equity awards for 2025) with a target value of approximately $7,000,000, consisting of a roughly equal mix of stock options, RSUs and PSUs as detailed above. Dr. Soergel also entered into a severance and change of control agreement, as described in the section titled “Employment, Severance and Change of Control Arrangements” on page 57 of this proxy statement.
Pursuant to Dr. Taub’s Letter Agreement, originally entered into in April 2025 and amended on December 8, 2025, Dr. Taub will serve in her advisory role through June 30, 2026, subject to extension by mutual agreement, and continue to receive her 2025 base salary of $621,000 through that date. Dr. Taub was also eligible to receive an annual performance-based cash bonus for 2025, with a target bonus opportunity equal to 50% of her annual base salary, subject to her continued employment with us.
In addition, we entered into a new severance and change of control agreement with Dr. Taub, consistent with our other executives. Pursuant to the severance and change of control agreement, Dr. Taub is entitled to the following severance benefits, subject to the execution of a general release of claims, if (i) her employment is terminated by us other than for “Cause” (as defined in the severance and change of control agreement) or (ii) she terminates her employment for “Good Reason” (as defined in the severance and change of control agreement) (each a “Qualifying Separation”): (a) continuation of payment of her then-current annual base salary for a 12-month period; (b) a separation bonus in an amount equal to the target annual bonus for the year in which she receives the continuation of her salary, payable in 12 monthly installments; (c) full acceleration of vesting of any and all equity awards outstanding immediately prior to the termination; and (d) continuation of health benefits for up to 12 months. Dr. Taub is entitled to these same severance benefits (paid in lump sum rather than over a 12-month period) if such Qualifying Separation occurs within a period of one year following a “Change of Control” (as defined in the severance and change of control agreement).
Other Compensation Policies and Information
Other Benefits
We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan with a matching Company contribution. Our NEOs participate in the benefits programs generally on the same basis as all employees, except that Dr. Taub and Dr. Soergel elected to forego participation in our 401(k) program and Ms. Kelley elected to forego participation in certain of our health insurance programs during 2025.
Severance and Change of Control Agreements
We have entered into agreements with each of our NEOs that provide financial protection against the potential loss of employment in designated circumstances, and which the Compensation Committee believes will allow the NEOs to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial interests. These agreements do not contain a tax gross-up provision. A summary of the material terms of these agreements may be found in this proxy statement in the section titled “Employment, Severance and Change in Control Arrangements” on page 57 of this proxy statement.

2026 Proxy Statement	45

Compensation Discussion and Analysis
Compensation Recovery Policies
In November 2023, as required by the Dodd-Frank Act and corresponding Nasdaq listing standards, the Board adopted a compensation recovery policy, which provides that, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we are required to recover (subject to certain limited exceptions described in the compensation recovery policy and as permitted under Nasdaq listing rules) any cash or equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.
In addition, in April 2024, the Board adopted a supplemental compensation recovery policy that provides that the Compensation Committee may, in its sole discretion, seek recovery from executive officers of annual and LTI compensation (including annual cash incentive bonuses, stock options and time-based and performance-based equity awards) if the Compensation Committee determines that the executive officer knowingly, intentionally or recklessly engaged in serious misconduct that results in a material violation of the law, our Corporate Code of Conduct and Ethics (or any successor or replacement code of conduct for employees) or a significant ethics or compliance policy of the Company.
Advisory Vote on Executive Compensation
The Board and the Compensation Committee review the results of our annual say-on-pay vote in the context of our overall compensation philosophy and programs and other relevant competitive, incentive and market developments affecting executive officer compensation in order to assess the need for changes to our executive compensation programs and policies. At our 2025 Annual Meeting of Stockholders, we conducted an advisory vote on executive compensation. Approximately 99% of the votes cast on this advisory vote proposal were in favor of our NEO compensation as disclosed in last year’s proxy statement. The Board and the Compensation Committee believe that the stockholders, through this advisory vote, endorsed our compensation philosophies and, thus, we maintained the basic structure and design of our executive compensation programs and policies for 2025.
Executive Compensation and Risk-Taking
As part of the Compensation Committee’s review of our executive compensation program and the compensation programs generally available to our employees, the Compensation Committee considers potential risks arising from our compensation programs and the management of these risks.
We have sought to align the equity and cash components of our executive compensation program with industry peers in order to offer compensation packages that enable us to attract and retain talented executive officers. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation. We do not believe that our executive compensation program encourages excessive risk-taking by our executive officers. For example, long-term equity awards tied to the value of our common stock represent a significant component of an executive officer’s total direct compensation. LTI awards promote a long-term commonality of interest between our executive officers and our stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to our executive officers, vested and unvested awards that are outstanding can decrease in value or have no value in the event of stock price declines. Thus, our executive compensation program is not heavily weighted toward short-term incentives, and we have taken what we believe are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

46	Madrigal 2026 Proxy Statement

Executive Officer and Director Compensation
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2025, 2024, and 2023, the compensation awarded to or earned by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Bill Sibold President and Chief Executive Officer(5)	2025	918,531	—	12,297,850	4,537,146	1,438,814	14,000	19,206,341
	2024	889,583	—	7,558,495	2,805,309	950,513	10,350	12,214,250
	2023	275,400	520,000	31,205,000	—	268,000	—	32,268,400
Mardi Dier Executive Vice President and Chief Financial Officer(6)	2025	566,042	—	3,561,539	1,313,997	554,165	89,346	6,085,089
	2024	464,679	—	5,676,894	2,233,273	296,716	80,350	8,751,912
David Soergel, M.D. Executive Vice President and Chief Medical Officer(7)	2025	418,182	75,000	5,911,809	2,201,587	584,100	—	9,190,678
Carole Huntsman Executive Vice President and Chief Commercial Officer(8)	2025	540,313	—	3,186,937	1,175,671	528,976	9,839	5,441,736
	2024	525,000	—	2,245,336	833,280	335,475	10,350	3,949,441
	2023	61,922	—	1,488,852	1,559,501	32,000	79	3,142,354
Shannon Kelley Executive Vice President and Chief Legal Counsel(9)	2025	535,167	—	2,999,636	1,106,611	523,938	14,000	5,179,352
	2024	441,655	—	1,949,994	1,949,953	325,925	6,237	4,673,764
Rebecca Taub, M.D. Senior Scientific and Medical Advisor and Former President, Research & Development and Chief Medical Officer(10)	2025	617,500	—	4,124,382	1,521,590	604,544	—	6,868,016
	2024	596,209	—	3,570,078	1,324,919	426,000	50,000	5,967,206
	2023	574,108	—	5,999,900	—	354,000	—	6,928,008
(1)The amount reported in this column for Mr. Sibold represents a one-time sign on cash bonus of $520,000 paid to Mr. Sibold when he joined the Company in September 2023, and the amount reported for Dr. Soergel represents a sign-on cash bonus of $75,000 paid to Dr. Soergel following his start date with the Company and subject to repayment if his employment is terminated for any reason (other than death, disability or resignation for “Good Reason” (as defined in his Severance and Change of Control Agreement).
(2)These amounts represent the aggregate grant date fair value of RSU, PSU and stock option awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation—Stock Compensation. See our discussion of “Stock-Based Compensation” under Notes 2 and 10 to our audited consolidated financial statements included in our Annual Report for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. Such grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. For PSUs, these amounts are calculated based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation. The amounts reported reflect our total accounting expense and may not represent the amounts our NEOs will actually receive from the awards.
(3)The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the annual cash incentive award earned by the NEOs for each respective year. The annual cash incentive awards were paid in the first quarter of the calendar year following the year to which the award relates.
(4)The amounts reported in this column for Mr. Sibold and Mses. Huntsman and Kelley represent matching contributions under our 401(k) plan. The amount reported in this column for Ms. Dier includes $74,744 in living expense stipends and $900 of internet allowance paid pursuant to the terms of her offer letter, in addition to $13,702 of matching contributions under our 401(k) plan.
(5)Mr. Sibold was appointed President and Chief Executive Officer effective September 8, 2023.
(6)Ms. Dier joined the Company on February 27, 2024 and assumed the role of Chief Financial Officer on March 11, 2024.

2026 Proxy Statement	47

Executive Officer And Director Compensation
(7)Dr. Soergel was appointed as our Chief Medical Officer effective as of April 21, 2025.
(8)Ms. Huntsman was appointed Chief Commercial Officer on November 20, 2023.
(9)Ms. Kelley joined the Company on January 8, 2024 and was promoted to the role of Chief Legal Counsel on August 5, 2024.
(10)Dr. Taub served as our Chief Medical Officer until April 21, 2025 at which time she transitioned to her current role of Senior Scientific and Medical Advisor.
Grants of Plan-Based Awards
The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2025 to our NEOs. Equity awards presented in the table below were granted under our Amended 2015 Stock Plan, as amended.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)(5)	Grant Date Fair Value of Stock and Option Award ($)(6)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Bill Sibold	—	444,724	738,990	1,569,615	—	—	—	—	—	—	—
	3/5/2025	—	—	—	6,533	13,066	26,132	—	—	—	7,760,289
	3/5/2025	—	—	—	—	—	—	13,066	—	—	4,537,560
	3/5/2025	—	—	—	—	—	—	—	22,009	347.28	4,537,146
Mardi Dier	—	171,287	284,625	604,544	—	—	—	—	—	—	—
	3/5/2025	—	—	—	1,892	3,784	7,568	—	—	—	2,247,431
	3/5/2025	—	—	—	—	—	—	3,784	—	—	1,314,108
	3/5/2025	—	—	—	—	—	—	—	6,374	347.28	1,313,997
David Soergel, M.D.	—	180,540	300,000	637,200	—	—	—	—	—	—	—
	5/15/2025	—	—	—	3,772	7,545	15,090	—	—	—	3,710,027
	5/15/2025	—	—	—	—	—	—	7,545	—	—	2,201,782
	5/15/2025	—	—	—	—	—	—	—	12,839	291.82	2,201,587
Carole Huntsman	—	163,502	271,688	577,065	—	—	—	—	—	—	—
	3/5/2025	—	—	—	1,693	3,386	6,772	—	—	—	2,011,047
	3/5/2025	—	—	—	—	—	—	3,386	—	—	1,175,890
	3/5/2025	—	—	—	—	—	—	—	5,703	347.28	1,175,671
Shannon Kelley	—	161,944	269,100	571,568	—	—	—	—	—	—	—
	3/5/2025	—	—	—	1,593	3,187	6,374	—	—	—	1,892,855
	3/5/2025	—	—	—	—	—	—	3,187	—	—	1,106,781
	3/5/2025	—	—	—	—	—	—	—	5,368	347.28	1,106,611
Rebecca Taub, M.D.	—	186,859	310,500	659,502	—	—	—	—	—	—	—
	3/5/2025	—	—	—	2,191	4,382	8,764	—	—	—	2,602,601
	3/5/2025	—	—	—	—	—	—	4,382	—	—	1,521,781
	3/5/2025	—	—	—	—	—	—	—	7,381	347.28	1,521,590
(1)The material terms of the 2025 non-equity incentive plan awards are described in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Award” on page 39 of this proxy statement. The threshold value above represents performance at 60.18% of target. The target value above represents performance at 100% of target. The maximum value above represents performance at 212.4% of target.
(2)The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum potential future payout amounts for PSUs. PSUs are earned based on the Company’s achievement of relative TSR metrics over the three-year performance period ending on December 31, 2027. Any earned PSUs cliff-vest on the date that the Compensation Committee certifies achievement of the performance metrics.
(3)Amounts in this column represent grants of time-based RSUs. The RSUs vest as to 25% of the underlying shares on each yearly anniversary of the grant date until fully vested, provided the recipient continues in service through the applicable vesting date.
(4)Amounts in this column represent grants of option awards. The option awards vest as to 25% of the underlying shares on the first anniversary of the grant date and, thereafter, as to 6.25% of the underlying shares on the last day of each successive three-month period.
(5)The exercise price of the option awards is equal to the closing price of our common stock on Nasdaq on the date of grant.
(6)Amounts in this column represent the grant date fair value of PSU, RSU and stock option awards, as calculated in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation, excluding estimated forfeitures related to service-based vesting.

48	Madrigal 2026 Proxy Statement

Executive Officer and Director Compensation
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning outstanding equity awards held by each of our NEOs on December 31, 2025.

	Option Awards(1)					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Bill Sibold	3/5/2025	—	22,009	347.28	3/5/2035	13,066	7,608,854	26,132	15,217,709
	1/23/2024	8,076	10,383	229.00	1/23/2031	9,187	5,349,958	24,500	14,267,330
	9/11/2023	—	—	—		25,000	14,558,500	50,000(5)	29,117,000
Mardi Dier	3/5/2025	—	6,374	347.28	3/5/2035	3,784	2,203,575	7,568	4,407,149
	3/1/2024	1,669	7,511	251.63	3/1/2031	6,656	3,876,055	17,750	10,336,535
David Soergel, M.D.	5/15/2025	—	12,839	291.82	5/15/2035	7,545	4,393,755	15,090	8,787,511
Carole Huntsman	3/5/2025	—	5,703	347.28	3/5/2035	3,386	1,971,803	6,772	3,943,606
	1/23/2024	2,399	3,084	229.00	1/23/2031	2,729	1,589,206	7,278	4,238,271
	11/20/2023	5,039	5,038	190.05	11/20/2033	3,917	2,281,026	—	—
Shannon Kelley	3/5/2025	—	5,368	347.28	3/5/2035	3,187	1,855,918	6,374	3,711,835
	8/15/2024	2,444	5,376	244.50	8/15/2031	3,911	2,277,532	—	—
	1/16/2024	1,824	2,345	243.92	1/16/2031	2,075	1,208,356	—	—
Rebecca Taub, M.D.	3/5/2025	—	7,381	347.28	3/5/2035	4,382	2,551,814	8,764	5,103,628
	1/23/2024	3,814	4,904	229.00	1/23/2031	4,339	2,526,773	11,572	6,738,838
	1/16/2023	—	—	—		10,000	5,823,400	—	—
	2/22/2022	57,656	3,844	87.09	2/22/2032	—	—	—	—
	3/1/2021	44,000	—	117.55	3/1/2031	—	—	—	—
	3/5/2020	44,000	—	91.79	3/5/2030	—	—	—	—
	7/10/2019	8,000	—	101.30	7/10/2029	—	—	—	—
	3/7/2019	38,000	—	127.96	3/7/2029	—	—	—	—
	3/1/2018	38,000	—	124.45	3/1/2028	—	—	—	—
	3/2/2017	18,650	—	15.80	3/2/2027	—	—	—	—
(1)Stock options vest as to 25% of the underlying shares on the first anniversary of the grant date and, thereafter, as to 6.25% of the underlying shares on the last day of each successive three-month period.
(2)RSUs vest as to 25% of the underlying shares on each of the first four anniversaries of the grant date.
(3)Represents the fair market value of the unvested RSUs and PSUs as of December 31, 2025, the last trading day of 2025, based upon the closing market price of our common stock on such date of $582.34 per share.
(4)The PSUs awarded in 2024 and 2025 vest between 0% and 200% of the target number of PSUs, depending on the Company’s achievement of relative TSR metrics over the three-year performance period ending on December 31, 2026 and December 31, 2027, respectively. Any earned PSUs cliff-vest on the date that the Compensation Committee certifies achievement of the performance metrics. Amounts in this column reflect a 200% payout of the PSU award.
(5)These PSUs are earned and vest between 0% and 300% of the target number of PSUs, depending on the Company’s achievement of sustained stock price appreciation hurdles over a five-year period. Any earned PSUs will settle on the fourth, fifth and sixth anniversaries of the grant date, depending on the date such PSUs are earned and performance level achieved. Mr. Sibold has earned 200% of this award (equal to 100,000 shares) as of December 31, 2025 and is eligible to earn an additional 50,000 shares upon achievement of the final stock price appreciation hurdle.

2026 Proxy Statement	49

Executive Officer And Director Compensation
Option Exercises and Stock Vested
The following table shows the number of shares acquired upon exercise of stock options held and vesting of RSUs held by each of our NEOs during the fiscal year ended December 31, 2025.

Name	Option Awards: Number of Shares Acquired on Exercise (#)	Option Awards: Value Realized on Exercise ($)(1)	Stock Awards: Number of Shares Acquired on Vesting (#)	Stock Awards: Value Realized on Vesting ($)(2)
Bill Sibold	—	—	17,963	8,106,085
Mardi Dier	4,173	1,341,703	2,219	757,278
David Soergel, M.D.	—	—	—	—
Carole Huntsman	—	—	2,868	1,370,998
Shannon Kelley	—	—	1,996	671,042
Rebecca Taub, M.D.	95,214	36,318,275	6,448	1,856,405
(1)Value realized on exercise is calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)Value realized on the acquisition of shares of common stock upon the vesting of RSUs is calculated based on the closing price of our common stock on the vesting date multiplied by the total number of RSUs that vested on such date.
Nonqualified Deferred Compensation
The following table provides information with respect to nonqualified deferred compensation as of December 31, 2025.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(3)
Bill Sibold	45,781,500	—	12,452,500	—	58,234,000
(1)On each of February 27, 2025 and December 3, 2025, following the achievement of sustained stock price appreciation hurdles, Mr. Sibold earned 50,000 shares of common stock underlying a PSU award granted to him in 2023 in connection with his hire, as described in “Compensation Discussion & Analysis—In Cycle PSUs Granted in 2023” on page 44 of this proxy statement. The closing price of our common stock on February 27, 2025 and December 3, 2025 was $335.74 and $579.89, respectively. The grant date fair value of this PSU award was included in the Stock Awards column of the Summary Compensation Table in our proxy statement filed with the SEC on May 1, 2024.
(2)This column reflects the appreciation in the value of the shares from the date earned to December 31, 2025.
(3)This column reflects the value of the shares as of December 31, 2025 calculated based on the closing stock price of $582.34 as of such date.
CEO Pay Ratio
In connection with Item 402(u) of Regulation S-K, we are required to calculate and disclose the median annual compensation of all of our employees (excluding our CEO during 2025, Mr. Sibold), the annual compensation of Mr. Sibold, and the ratio of these two amounts.
Our median employee was identified using the entire population of our employees as of December 31, 2025 based on a consistently applied compensation measure (“CACM”) that reasonably reflects the annual compensation of our employees. The CACM we selected for our disclosure includes annual base salary for 2025, target bonus opportunity for 2025, the grant-date fair value for stock-based awards (calculated in accordance with the requirements for the Summary Compensation Table) and employer contributions to 401(k). In 2025, the target bonus opportunity for all employees was based on corporate performance as described in the CD&A included in this proxy statement. We had a significant number of new hires in 2025. In order to more accurately identify the median employee, we elected to annualize compensation paid to new hires in 2025.

50	Madrigal 2026 Proxy Statement

Executive Officer and Director Compensation
Based on the CACM methodology described above, we identified the median employee. We calculated the 2025 compensation for our median employee of $403,403 in the same manner we determine the annual total compensation of our NEOs for purposes of the Summary Compensation Table. Mr. Sibold’s 2025 compensation as disclosed in the Summary Compensation Table is $19,206,341. As a result, our CEO to median employee pay ratio for 2025 is approximately 47:1.
This pay ratio is a reasonable estimate calculated in accordance with the SEC requirements described above, based on our payroll and employment records. As a result of a variety of factors, including employee populations, potential differences in the components used for the CACM, compensation philosophies and certain assumptions, pay ratios reported by other companies may not be comparable to our pay ratio. The pay ratio is not utilized by our management or our Compensation Committee for compensation-related decisions.

2026 Proxy Statement	51

Pay Versus Performance
The following table sets forth information concerning the compensation paid to our CEO and to our other NEOs compared to certain measures of Company performance for the years ended December 31, 2025, 2024, 2023, 2022, and 2021. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or the Compensation Committee view the link between our performance and our executives’ pay. For a discussion of how we view our executive compensation structure, including alignment with performance, see the CD&A beginning on page 34 in this proxy statement. The use of the term “compensation actually paid” (or “CAP”) is required by the SEC’s rules. CAP has been prepared in accordance with Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and does not reflect value actually realized by the executives in the periods presented.
Financial Measures for 2025 Compensation
As described in greater detail in the CD&A section of this proxy statement, our executive compensation programs reflect a pay-for-performance philosophy. Our compensation programs incorporate goals to link pay and performance in alignment with our business strategies and the interests of our stockholders. For 2025, net product revenue was a financial measure used in our annual incentive cash compensation program. Net product revenue was not considered prior to 2024 because we were not a revenue generating organization until we commenced commercialization activities in April 2024 and we did not have any product revenue in the years prior to 2024.

Year	Summary Compensation Table Total Pay for CEO (1)(2) Bill Sibold	Summary Compensation Table Total Pay for CEO (1)(2) Paul A. Friedman, M.D.	CAP to CEO(3) Bill Sibold	CAP to CEO(3) Paul A. Friedman, M.D.	Average Summary Compensation Table Total Pay for Other NEOs(3)	Average CAP to Other NEOs(3)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income (Loss)(5)	Net Product Revenue(5)
							Company TSR(4)	Peer Group TSR(4)
2025	$19,206,341	—	$84,097,793	—	$6,552,974	$16,559,703	$524	$125	$(288,284)	$958,403
2024	$12,214,250	—	$30,732,575	—	$5,472,667	$4,316,451	$278	$93	$(465,892)	$180,100
2023	$32,268,400	$9,563,286	$42,282,414	$2,371,068	$5,592,269	$(818,864)	$208	$94	$(373,630)	—
2022	—	$5,395,385	—	$38,419,031	$4,104,196	$29,641,482	$261	$90	$(295,250)	—
2021	—	$5,318,389	—	$1,210,321	$4,329,137	$1,288,115	$76	$100	$(241,846)	—
(1)Bill Sibold was appointed CEO effective September 8, 2023; Paul A. Friedman served as CEO through September 8, 2023. For 2022 and 2021, the CEO was Dr. Friedman. For 2025, the other NEOs were Mardi Dier, David Soergel, M.D., Carole Huntsman, Shannon Kelley and Rebecca Taub, M.D. For 2024, the other NEOs were Mardi Dier, Rebecca Taub, M.D., Carole Huntsman, Shannon Kelley, Alex Howarth and Brian Lynch. For 2023, the other NEOs were Rebecca Taub, M.D., Brian Lynch, Alex Howarth, Carole Huntsman and Remy Sukhija. For 2022, the other NEOs were Rebecca Taub, M.D., Brian Lynch, Remy Sukhija and Alex Howarth. For 2021, the other NEOs were Rebecca Taub, M.D., Brian Lynch, Remy Sukhija, Alex Howarth and Marc Schneebaum.
(2)The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (for purposes of this Pay Versus Performance section, “SCT”) on page 47 of this proxy statement. See the footnotes to the SCT for further detail regarding the amounts in this column.
(3)CAP is defined by the SEC and is computed in accordance with SEC rules by subtracting the amounts in the “Stock Awards” (as applicable) and “Option Awards” column of the SCT for each year from the “Total” column of the SCT and then: (i) adding the fair value as of the end of the reported year of all awards granted during the reporting year that are outstanding and unvested as of the end of the reporting year; (ii) adding the amount equal to the change as of the end of the reporting year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reporting year; (iii) adding, for awards that are granted and vest in the reporting year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reporting year; and (v) subtracting, for any awards granted in any prior year that are forfeited during the reporting year, the amount equal to the fair value at the end of the prior year. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our CEO and average CAP for our other NEOs.

52	Madrigal 2026 Proxy Statement

Pay Versus Performance
(4)Reflects the cumulative TSR of the Company and the Nasdaq Biotechnology Index for the year ended December 31, 2021, the two-years ended December 31, 2022, the three years ended December 31, 2023, the four years ended December 31, 2024, and the five years ended December 31, 2025, assuming a $100 investment at the closing price on December 31, 2020 and the reinvestment of all dividends.
(5)Amounts in thousands.
CEO (Sibold)

Year	SCT Total Comp	Minus SCT Equity Awards	Plus Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Plus Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Plus Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Equals CAP
2025	$19,206,341	$(16,834,996)	$29,461,864	$32,993,808	$19,270,776	$84,097,793
2024	$12,214,250	$(10,363,804)	$13,884,294	$14,841,460	$156,375	$30,732,575
2023	$32,268,400	$(31,205,000)	$41,219,014	$0	$0	$42,282,414
CEO (Friedman)

Year	SCT Total Comp	Minus SCT Equity Awards	Plus Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Plus Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Plus Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Equals CAP
2023	$9,563,286	$(7,999,867)	$6,170,442	$(3,271,953)	$(2,090,840)	$2,371,068
2022	$5,395,385	$(4,239,900)	$18,078,963	$9,291,946	$9,892,637	$38,419,031
2021	$5,318,389	$(4,267,500)	$2,696,917	$(1,228,699)	$(1,308,786)	$1,210,321
Other NEOs (Average)

Year	SCT Total Comp	Minus SCT Equity Awards	Plus Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Plus Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Plus Fair Value at Vesting of Equity Awards Granted and Vested During Year	Plus Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Minus Fair Value at Last Day of Prior Year of Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions During Year	Equals CAP
2025	$6,552,974	$(5,420,752)	$9,907,224	$5,006,942	$0	$513,315	$0	$16,559,703
2024	$5,472,667	$(4,487,648)	$4,283,685	$518,348	$111,503	$(248,606)	$(1,333,498)	$4,316,451
2023	$5,592,269	$(4,509,651)	$3,004,087	$(1,790,661)	$0	$(2,199,912)	$(914,997)	$(818,864)
2022	$4,104,196	$(3,292,689)	$14,322,661	$8,017,461	$0	$6,489,853	$0	$29,641,482
2021	$4,329,137	$(3,558,540)	$1,814,098	$(646,123)	$0	$(650,457)	$0	$1,288,115

2026 Proxy Statement	53

Pay Versus Performance
Relationship of CAP to Performance Metrics
The following graphs illustrate the relationship during 2021 to 2025 of the CAP to our CEO(s) and the average CAP to our other NEOs (each as set forth in the table above) to (i) our cumulative TSR and the cumulative TSR of the Nasdaq Biotechnology Index, (ii) our net loss calculated under GAAP and (iii) Net product revenue for 2025.
Compensation Actually Paid Versus Total Shareholder Return

Compensation Actually Paid ($mm)
90
80
70
60
50
40
30
20
10
0
-10
2021
2022
2023
2024
2025
600
500
400
300
200
100
0
Total Shareholder Return

CAP - B. Sibold	CAP - NEOs	CAP - P. Friedman	MDGL TSR	Peer TSR

54	Madrigal 2026 Proxy Statement

Pay Versus Performance
Compensation Actually Paid Versus Net Income

Compensation Actually Paid ($mm)
90
80
70
60
50
40
30
20
10
0
-10
2021
2022
2023
2024
2025
$0
$(50)
$(100)
$(150)
$(200)
$(250)
$(300)
$(350)
$(400)
$(450)
$(500)
Net Income ($mm)

CAP - B. Sibold	CAP - NEOs	CAP - P. Friedman	MDGL Net Income
Compensation Actually Paid Versus Net Product Revenue

Compensation Actually Paid ($mm)
90
80
70
60
50
40
30
20
10
0
-10
2021
2022
2023
2024
2025
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Net Product Revenue ($mm)

CAP - B. Sibold	CAP - NEOs	CAP - P. Friedman	Net Product Revenue

2026 Proxy Statement	55

Pay Versus Performance
Tabular List of Performance Measures
Compensation for our NEOs is determined based on a variety of factors, as further discussed in the CD&A section of this proxy statement. The tabular list of financial performance measures included and defined below is used by the Company to link CAP to Company performance. We did not use any other financial performance metrics to directly link CAP to Company performance in 2025.
•Net product revenue
•Relative TSR versus the Nasdaq Biotechnology Index

56	Madrigal 2026 Proxy Statement

Employment, Severance and Change of Control Arrangements
We have entered into agreements with our NEOs that provide for eligibility for specified severance payments and benefits in the event that such NEO’s employment is terminated by us other than for “Cause” (as defined in the applicable agreement) or if the NEO resigns for “Good Reason” (as defined in the applicable agreement), which we refer to herein collectively as a “Qualifying Separation.” These agreements generally provide for enhanced benefits if the Qualifying Separation occurs in connection with a “Change of Control” (as defined in the applicable agreement).
Bill Sibold
Pursuant to the terms of a severance and change of control agreement entered into with Mr. Sibold, Mr. Sibold is eligible for certain severance payments and benefits if he experiences a Qualifying Separation, consisting of:
•severance payments in the form of (i) a lump sum payment equal to 24 months of Mr. Sibold’s then-current base salary if the Qualifying Separation occurs within 18 months following a Change of Control or (ii) continuation of Mr. Sibold’s then-current base salary for an 18-month period if the Qualifying Separation occurs other than within 18 months following a Change of Control;
•payment in a lump sum of (i) any earned but unpaid bonus for the year prior to the Qualifying Separation, based on actual Company performance and (ii) an amount equal to the bonus to which Mr. Sibold would have been entitled based on actual Company performance for the year in which the Qualifying Separation occurs, prorated based on the number of days of the calendar year that Mr. Sibold was employed by us;
•a separation bonus in an amount equal to 150% or, if the Qualifying Separation occurs within 18 months following a Change of Control, 200% of the target annual bonus to which Mr. Sibold would have been entitled in the year in which the Qualifying Separation occurs, paid over 18 months in accordance with our normal payroll practices or, if the Qualifying Separation occurs within 18 months following a Change of Control, in a lump sum;
•accelerated vesting of (i) all unvested time-based equity awards if the Qualifying Separation occurs within 18 months following a Change of Control or (ii) (x) 12 months of accelerated vesting of the RSUs granted to Mr. Sibold in connection with his hire in 2023 if the Qualifying Separation occurs more than 12 months following his commencement of employment and 12 months’ of accelerated vesting of all other outstanding time-based equity awards held by Mr. Sibold and (y) continuation of the unvested PSUs granted to him in connection with his hire in 2023 in accordance with the terms of the award agreement (but without regard for Mr. Sibold’s termination of employment) for 120 days following the date of the Qualifying Separation if the Qualifying Separation occurs other than within 18 months following a Change of Control; and
•subject to the requirements of COBRA, continuation of medical and dental benefits at our cost (except for Mr. Sibold’s applicable contribution portion and co-pay) for up to 18 months following the Qualifying Separation.
In order to receive such severance payments and benefits, Mr. Sibold must execute and not revoke a general release of claims in favor of the Company and its affiliates.
Mr. Sibold has also entered into a customary indemnification agreement with us with respect to his service as an officer and director of the Company.

2026 Proxy Statement	57

Employment, Severance and Change of Control Arrangements
Other Named Executive Officers
Continuing Named Executive Officers
Pursuant to the terms of severance and change of control agreements entered into with Mses. Dier, Huntsman and Kelley and Dr. Soergel, each such NEO was entitled to severance payments and benefits upon a Qualifying Separation as of December 31, 2025 consisting of:
•severance payments in the form of (i) a lump sum payment equal to 12 months of the NEO’s then-current base salary if the Qualifying Separation occurs during the one-year period following a Change of Control (the “Change of Control Period”) or (ii) continuation of the NEO’s then-current base salary for a 12-month period if the Qualifying Separation occurs outside of the Change of Control Period;
•a separation bonus in an amount equal to the target annual bonus to which the named executive officer would have been entitled in the year in which the Qualifying Separation occurs, paid in 12 equal monthly installments or, if the Qualifying Separation occurs during the Change of Control Period, in a lump sum;
•accelerated vesting of (i) all outstanding equity awards if such Qualifying Separation occurs during the Change of Control Period or (ii) outstanding equity awards that would have otherwise vested during the 12-month period following the date of termination if such Qualifying Separation occurs outside of the Change of Control Period; and
•subject to the requirements of COBRA, continuation of medical and dental benefits at the Company’s cost (except for named executive officer’s applicable contribution portion and co-pay) for up to 12 months following a Qualifying Separation.
On February 18, 2026, we entered into new severance and change of control agreements with Mses. Dier, Huntsman and Kelley and Dr. Soergel. Pursuant to the new agreements, in the event that such officer’s employment experiences a Qualifying Separation during the Change in Control Period, in lieu of the severance payments described above, in the event of a Qualifying Separation during the Change in Control Period, such officer will be entitled to (i) a lump sum payment equal to 18 months of such officer’s then-current base salary, (ii) a separation bonus in an amount equal to 150% of the target annual bonus to which such officer would have been entitled in the year in which the Qualifying Separation occurs, (iii) accelerated vesting of all outstanding equity awards and (iv) subject to the requirements of COBRA, continuation of medical and dental benefits at our cost (except for named executive officer’s applicable contribution portion and co-pay) for up to 18 months following a Qualifying Separation.
In order to receive such severance payments and benefits, the named executive officer must execute and not revoke a general release of claims in favor of the Company and its affiliates.
The other named executive officers have also entered into a customary indemnification agreement with us with respect to his or her service as an officer of the Company.
Dr. Taub
On April 16, 2025, we entered into a severance and change of control agreement with Dr. Taub (the “Taub Severance and Change of Control Agreement”). Pursuant to the Taub Severance and Change of Control Agreement, Dr. Taub is entitled to the following severance benefits, subject to the execution of a general release of claims, if she experiences a Qualifying Separation: (a) continuation of payment of her then-current annual base salary for a 12-month period; (b) a separation bonus in an amount equal to the target annual bonus for the year in which she receives the continuation of her salary, payable in 12 monthly installments; (c) full acceleration of vesting of any and all equity awards outstanding immediately prior to the termination; and (d) continuation of health benefits for up to 12 months. Dr. Taub will be entitled to these same severance benefits (paid in lump sum rather than over a 12-month period) if such Qualifying Separation occurs during the Change in Control Period. Dr. Taub will be entitled to the foregoing separation benefits if her employment is not extended beyond June 30, 2026.
2024 and 2025 Relative TSR PSUs
Pursuant to the terms of the award agreements governing the PSUs granted in 2024 and 2025, in the event that a Change of Control occurs during the performance period, the performance period will be deemed to end upon the date of the Change of Control for purposes of achievement of the performance metrics and 100% of the earned PSUs will vest on the last day of the originally scheduled performance period.

58	Madrigal 2026 Proxy Statement

Employment, Severance and Change of Control Arrangements
Potential Qualifying Separation and Change of Control Payments
Potential payments upon a Qualifying Separation not in connection with Change in Control and Qualifying Separation in connection with a Change of Control, assuming the termination event occurred on December 31, 2025, are set forth in the table below using our common stock price of $582.34, the closing price of our common stock on Nasdaq on December 31, 2025. The amounts below reflect the terms of severance and change of control agreements in effect as of December 31, 2025.

		Triggering event
Name	Benefit	Qualifying Separation Not in Connection With a Change of Control ($)		Qualifying Separation in Connection With a Change of Control ($)
Bill Sibold	Salary-based Severance	1,385,607	(1)	1,847,476	(2)
	Bonus-based Severance	2,547,299	(1)	2,916,794	(2)
	Continuation of Benefits	69,038	(3)	69,038	(3)
	Market Value of Vesting	14,858,937	(4)	94,961,516	(4)
Mardi Dier	Salary-based Severance	569,250	(1)	569,250	(2)
	Bonus-based Severance	284,625	(1)	284,625	(2)
	Continuation of Benefits	28,173	(3)	28,173	(3)
	Market Value of Vesting	3,602,598	(4)	24,805,549	(4)
David Soergel, M.D.	Salary-based Severance	600,000	(1)	600,000	(2)
	Bonus-based Severance	300,000	(1)	300,000	(2)
	Continuation of Benefits	46,025	(3)	46,025	(3)
	Market Value of Vesting	2,497,147	(4)	16,911,252	(4)
Carole Huntsman	Salary-based Severance	543,375	(1)	543,375	(2)
	Bonus-based Severance	271,688	(1)	271,688	(2)
	Continuation of Benefits	15,690	(3)	15,690	(3)
	Market Value of Vesting	4,223,058	(4)	18,430,517	(4)
Shannon Kelley	Salary-based Severance	538,200	(1)	538,200	(2)
	Bonus-based Severance	269,100	(1)	269,100	(2)
	Continuation of Benefits	228	(3)	228	(3)
	Market Value of Vesting	3,191,742	(4)	12,925,265	(4)
Rebecca Taub, M.D.	Salary-based Severance	621,000	(1)	621,000	(2)
	Bonus-based Severance	310,500	(1)	310,500	(2)
	Continuation of Benefits	15,690	(3)	15,690	(3)
	Market Value of Vesting	28,115,952	(4)	28,115,952	(4)
(1)Upon such Qualifying Separation, each NEO is entitled to severance paid over time as described in the section titled “Employment, Severance and Change in Control Arrangements” on page 57 of this proxy statement.
(2)Upon such Qualifying Separation, each NEO is entitled to severance paid in a lump sum as described in the section titled “Employment, Severance and Change in Control Arrangements” on page 57 of this proxy statement.
(3)Upon such Qualifying Separation, such NEO is eligible for us to continue to pay the employer-paid portion of health benefits as described in the section titled “Employment, Severance and Change in Control Arrangements” on page 57 of this proxy statement.
(4)Represents value associated with the accelerated vesting of equity awards, as described in the section titled “Employment, Severance and Change in Control Arrangements” on page 57 of this proxy statement, assuming acceleration of vesting occurred on December 31, 2025 based on the closing price of our common stock on December 31, 2025 of $582.34, the vesting of rTSR PSUs assuming maximum performance and the exercise price of such unvested “in-the-money” stock options.

2026 Proxy Statement	59

Director Compensation
Non-Employee Director Compensation Program
Our Board approves the form and amount of non-employee director compensation. Our Compensation Committee makes recommendations on the form and amount of non-employee director compensation. In July 2016, we adopted a non-employee director compensation program that became effective upon its adoption, and which has been amended from time to time, as described below.
Policy for Non-Employee Director Equity Awards
In 2025, under our then existing Non-Employee Director Compensation Policy, an annual equity grant was made to each non-employee director serving on the Board with a grant-date fair value equal to the 50th percentile value of the director annual equity awards for our peer group, as benchmarked with the advice of the Compensation Committee’s independent compensation consultant in the ordinary course. In 2025, the Compensation Committee approved annual awards with a target value of $400,000 to our non-employee directors under the Non-Employee Director Compensation Policy consisting of time-based RSUs and stock options that vest in full on the first anniversary of grant, subject to continued service through such date. In accordance with this policy, in June 2025, each of our non-employee directors received an annual grant of 715 RSUs with a target value of approximately $200,000 and a stock option to purchase 1,290 shares of common stock at an exercise price of $285.73 per share, the closing price of our common stock on the date of grant.
In addition, pursuant to the Non-Employee Director Compensation Policy, one-time equity grants were made to each new non-employee director upon initial election or appointment to the Board, with a value equivalent to one and one-half times (1.5x) the 50th percentile value of our peer group director annual equity awards as benchmarked with the advice of the Compensation Committee’s independent compensation consultant, with 50% of the award in the form of RSUs and 50% of the award in the form of stock options. The RSUs vest in equal installments on the first and second anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date. The stock option vests as to 50% of the underlying shares on the first anniversary of the grant date and as to an additional 12.5% of the underlying shares on the last day of each successive quarterly period thereafter for four successive quarterly periods, subject to the non-employee director’s continued service through the applicable vesting date. Pursuant to our equity guidelines, a 20-day trailing average stock price was applied to determine the number of shares underlying each award, consistent with awards granted to employees of the Company.
In January 2026, the Board approved an amended Non-Employee Director Compensation Policy pursuant to which each non-employee director will receive an annual equity award having an aggregate value equal to $450,000, 50% of which will be nonstatutory stock options and 50% will be RSUs. The annual awards vest in full on the anniversary of the date of grant, subject to continued service through such date.

60	Madrigal 2026 Proxy Statement

Director Compensation
Annual Cash Compensation
In addition to equity awards, each non-employee director was eligible during 2025 to receive annual cash retainers (payable quarterly, in arrears) for service on our Board and the committees thereof as follows:

Position	2024 Retainers ($)	2025 Retainers ($)(1)
Board Member	50,000	50,000
Lead Independent Director or Independent Chairman	35,000	35,000
Audit Committee Chair	24,500	25,000
Compensation Committee Chair	20,000	20,000
Nominating and Governance Committee Chair	10,000	12,000
Science and Technology Committee Chair	20,000	20,000
Audit Committee Member	10,000	12,500
Compensation Committee Member	9,000	10,000
Nominating and Governance Committee Member	5,000	6,000
Science and Technology Committee Member	9,000	10,000
(1)Any increases compared to 2024 became effective on April 1, 2025.
Expenses
We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.
Director Compensation Table
The following table sets forth information about the compensation paid to the non-employee members of our Board who served as directors during the year ended December 31, 2025. Other than as set forth in the tables and described more fully below, during the year ended December 31, 2025, we did not pay any fees to, make any equity awards to or pay any other compensation to the non-employee members of our Board. The equity awards granted in 2025 and referenced in the table below were granted under our Amended 2015 Stock Plan, as amended. Neither Mr. Sibold, our Chief Executive Officer and a director, nor Dr. Taub, our former President, Research & Development, and Chief Medical Officer, and a director, received any compensation from us in 2024 for service as a director and, therefore, they are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Julian C. Baker	94,000	409,397	—	503,397
Kenneth M. Bate(2)	79,000	409,397	—	488,397
Daniel J. Brennan(3)	28,646	584,451	—	613,097
Raymond Cheong, M.D., Ph.D.	85,500	409,397	—	494,897
Fred B. Craves, Ph.D.(4)	39,375	—	—	39,375
James M. Daly	67,625	409,397	—	477,022
Jacqualyn A. Fouse, Ph.D.(5)	56,792	704,952	—	761,744
Paul A. Friedman, M.D.	59,750	409,397	—	469,147
Richard S. Levy, M.D.	85,500	409,397	—	494,897
(1)Following our 2025 Annual Meeting of Stockholders, each of our then serving non-employee directors received 715 RSUs and a stock option to purchase 1,290 shares of common stock at an exercise price of $285.73 per share on June 20, 2025. The amounts in this column represent the grant date fair value of the equity awards granted to each director in 2025 calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. See our discussion of “Stock-Based Compensation” under Notes 2 and 10 to our audited consolidated financial statements included in the Annual Report for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. See also our discussion of stock-based compensation

2026 Proxy Statement	61

Director Compensation
under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” of the Annual Report. See the table below under “Director Outstanding Equity Awards” for the outstanding equity awards held by our non-employee directors as of December 31, 2025.
(2)Mr. Bate resigned from the Board effective as of December 10, 2025. Accordingly, annual equity awards granted to Mr. Bate in 2025 did not vest and were forfeited following his resignation.
(3)Mr. Brennan joined the Board on August 1, 2025 and received an initial equity award on such date.
(4)Dr. Craves resigned from the Board effective as of July 1, 2025 and was not granted an annual award in 2025.
(5)Dr. Fouse joined the Board on March 10, 2025 and received an initial equity award on such date. In addition, Dr. Fouse received a prorated annual award in June 2025.
Director Outstanding Equity Awards
The following table shows the total number of shares underlying outstanding stock options and unvested RSUs held by the non-employee directors as of December 31, 2025, the last day of our fiscal year.

Name	# of Shares Underlying Outstanding Stock Options	# of RSUs Outstanding
Julian C. Baker	2,395	715
Daniel J. Brennan	1,705	967
Raymond Cheong, M.D., Ph.D.	2,395	715
James M. Daly	2,395	715
Jacqualyn A. Fouse, Ph.D.	1,945	1,097
Paul A. Friedman, M.D.(1)	297,195	14,049
Richard S. Levy, M.D.	18,895	715
(1)Dr. Friedman served as our CEO until September 8, 2023. Amounts reported herein for Dr. Friedman include equity awards he received while serving as CEO. Dr. Friedman received his first equity award as a non-employee director on June 25, 2024, consistent with other non-employee members of the Board as described above.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K, which appears on page 34 of this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in our proxy statement and incorporated by reference in our Annual Report.
MEMBERS OF THE COMPENSATION COMMITTEE:
Richard S. Levy, M.D. (Chairman)
Raymond Cheong, M.D., Ph.D.
Jacqualyn A. Fouse, Ph.D.

62	Madrigal 2026 Proxy Statement

Certain Relationships and Related Party Transactions
Other than compensation arrangements for our NEOs and directors, and except as disclosed below, there have been no transaction or series of similar transactions, since January 1, 2025, or any currently proposed transactions, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Waiver Under 2017 Securities Purchase Agreement
Julian C. Baker and Raymond Cheong, M.D., Ph.D., who are members of our Board, are affiliated with BBA. Mr. Baker is a managing member of BBA and Dr. Cheong is a Managing Director of BBA. BBA is a beneficial owner of more than five percent of our capital stock. In connection with the appointment of Mr. Baker and Dr. Cheong to the Board, BBA waived rights under that certain Securities Purchase Agreement, dated June 20, 2017, by and among certain funds affiliated with BBA (the “BBA Investors”) and the other investors party thereto, as amended by Amendments No. 1 and 2 (collectively, the “SPA”), to designate a director to the Board while Mr. Baker or Dr. Cheong are on the Board or to appoint a Board observer under the SPA while Mr. Baker or Dr. Cheong are on the Board or serving as a Board observer.
Policy for Approval of Related Person Transactions
Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:
•our executive officers;
•our directors;
•the beneficial owners of more than five percent of our securities;
•the immediate family members of any of the foregoing persons; and
•any other persons whom the Board determines may be considered related persons.
For purposes of these procedures, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing a household with any executive officer, director or five percent beneficial owner.
In reviewing and approving such transactions, the Audit Committee obtains, or directs our management to obtain on the Audit Committee’s behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, the Audit Committee holds a discussion of the relevant factors if deemed to be necessary by the Audit Committee prior to approval. If the Audit Committee does not deem a discussion to be necessary, approval of the related person transaction may be given by written consent of the Audit Committee. The Audit Committee’s related person transaction approval authority may also be delegated to the chair of the Audit Committee. No related person transaction may be entered into prior to the completion of the review by the Audit Committee.
The Audit Committee or the chair of the Audit Committee, as the case may be, are permitted to approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, taking into account all available facts and circumstances as the Audit Committee or the chair of the Audit Committee determines in good faith to be necessary. The facts and circumstances considered in making a decision will typically include, but are not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. A member of the Audit Committee is not permitted to participate in any review, consideration or approval of any related person transaction with respect to which the member or any of such member’s immediate family members is the related person.
A current copy of the Audit Committee charter is publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com.

2026 Proxy Statement	63

PROPOSAL 3: Ratification of Appointment of Independent Registered Public Accounting Firm

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that our stockholders vote “FOR” ratification of the appointment of PwC as our independent registered public accounting firm, and proxies solicited by the Board will be voted in accordance with the board’s recommendation unless a stockholder has indicated otherwise on the proxy.

Summary
The Audit Committee has appointed PwC, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2026. PwC audited our financial statements for the fiscal year ended December 31, 2025. The Board proposes that our stockholders ratify the appointment of PwC as our independent registered accounting firm for the fiscal year ending December 31, 2026. In the event our stockholders do not ratify the appointment of PwC as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of PwC. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement.
Vote Required
The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the results of this vote.
If our stockholders ratify the appointment of PwC as our independent registered public accounting firm, the Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year ending December 31, 2026, if the Audit Committee concludes that such a change would be in our best interests and those of our stockholders. If our stockholders do not ratify the appointment of PwC as our independent registered public accounting firm, the Audit Committee will reconsider, but is not required to rescind, such appointment.

64	Madrigal 2026 Proxy Statement

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
Accounting Fees and Services
The following table summarizes the aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2025 and December 31, 2024. The Audit Committee pre-approved all services fees described below.

	2025 ($)	2024 ($)
Audit fees	1,468,100	1,314,500
Tax fees	285,994	452,500
All other fees	3,000	3,000
Total	1,757,094	1,770,000
Audit Fees
Audit fees consist of fees and expenses for the audit of our annual financial statements included in our Annual Reports on Form 10-K, and the related audit of internal control over financial reporting included in our Annual Reports on Form 10-K, review of interim financial statements included in our Quarterly Reports on Form 10-Q, consultations regarding accounting and auditing matters, and fees in connection with our underwritten public offering of shares of common stock.
Tax Fees
Tax fees consist of fees billed for professional services for tax compliance, tax planning, and tax advice.
All Other Fees
All other fees primarily relate to subscriptions to accounting resources.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Consistent with policies of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
All of the services of PwC to the Company for 2025 and 2024 described above were pre-approved by the Audit Committee.
Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services listed below to the Audit Committee for approval.
1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting or reporting standards.
2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence services, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.
4.Other Fees are those associated with services not captured in the other categories listed above.

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Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm to perform such additional services.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Report of the Audit Committee
The information contained in this “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any of our filings with the SEC, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing; or subject to the liabilities of Section 18 of the Exchange Act.
The Audit Committee, which consists entirely of directors who meet the independence and experience requirements of Nasdaq, has furnished the following report:
The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in a charter adopted by the Board, which is publicly available through the “Investors & Media—Corporate Governance” section of our website at www.madrigalpharma.com. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities related to the financial statements for the fiscal year ended December 31, 2025, the Audit Committee took the following actions:
•Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management and PwC, the independent registered public accounting firm that audited our financial statements for the fiscal year ended December 31, 2025, and the critical audit matters addressed during the audit;
•Discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and
•Received written disclosures and the letter from PwC regarding its independence, as required by the applicable requirements of the PCAOB, regarding PwC’s communications with the Audit Committee, and the Audit Committee further discussed with PwC their independence. The Audit Committee also considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.
Based on the Audit Committee’s review of the audited financial statements and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 in our filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

Daniel J. Brennan (Chairman) James M. Daly Jacqualyn A. Fouse, Ph.D.

66	Madrigal 2026 Proxy Statement

PROPOSAL 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that our stockholders vote “FOR” the approval of the 2026 Stock Plan, and proxies solicited by the Board will be voted in accordance with the board’s recommendation unless a stockholder has indicated otherwise on the proxy.

Overview
The Board and the Compensation Committee believe that equity awards play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and consultants of Madrigal and its affiliates, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in Madrigal. The Board and Compensation Committee believe that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of Madrigal and our stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with Madrigal.
On April 22, 2026, based in part on the recommendation of the Compensation Committee, our Board adopted, subject to shareholder approval, the 2026 Plan. If approved by our shareholders, the 2026 Plan will become effective as of the date of the Annual Meeting, and thereafter, we will not grant any awards under our Amended 2015 Stock Plan, as amended (the “2015 Plan”). A copy of the proposed 2026 Plan is attached as Annex A to this Proxy Statement and is incorporated herein by reference.
As of March 31, 2026, there were 211,145 shares remaining available for issuance under the 2015 Plan and we are requesting an additional 760,000 shares, resulting in a total proposed share reserve under the 2026 Plan of 971,145 shares. If approved by our stockholders, the 2026 Plan will replace our 2015 Plan, which will be discontinued at that time (but the outstanding awards under the 2015 will continue to remain in effect according to their terms). No additional awards will be issued pursuant to the 2015 Plan if the 2026 Plan is approved by stockholders.
Based solely on the last reported sale price of our common stock on Nasdaq on March 31, 2026 of $523.47, the maximum aggregate market value of the 971,145 shares of common stock that could potentially be issued under the 2026 Stock Plan is $508,365,273.
In the event that the 2026 Plan is not approved by our stockholders, the 2015 Plan will continue in effect.
Summary of Material Features of the 2026 Plan
The following is a summary of certain material features of the 2026 Plan, including a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices:
•Fixed Maximum Share Reserve. The maximum number of shares of common stock reserved for issuance under the 2026 Plan is 971,145 shares (which represents the 211,145 shares remaining available for issuance under the 2015 Plan as of March 31, 2026 plus an additional 760,000 shares proposed to be reserved under the 2026 Plan), less one share for every one share of common stock granted under the 2015 Plan between March 31, 2026 and the effective date of the 2026 Plan.
•No “Evergreen” Provision. Like the 2015 Plan, the 2026 Plan requires stockholder approval of any additional authorization of shares (other than adjustments for anti-dilution purposes), rather than permitting an annual “replenishment” of shares under a plan “evergreen” provision.
•Types of Awards. The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock awards, RSUs, unrestricted stock awards, cash-based awards and dividend equivalent rights is permitted.
•No Liberal Share Recycling. Under the 2026 Plan, any shares that are withheld by the Company or tendered (by either actual delivery or attestation) by a grantee to satisfy tax withholding obligations, or to pay the exercise price of an award, will not be

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Proposal 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
added back to the share reserve and will not become available for future grants under the 2026 Plan. In addition, shares of common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof and shares of common stock repurchased on the open market are not added to the number of shares reserved under the 2026 Plan.
•Minimum Vesting Requirements. Like the 2015 Plan, the 2026 Plan requires a minimum vesting period of one year for all awards, subject to limited exceptions.
•No Stock Option or Stock Appreciation Right Repricing Without Shareholder Approval. The 2026 Plan prohibits the director or indirect repricing of stock options and stock appreciation rights without shareholder approval.
•Clawback Policy. The 2026 Plan provides that awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any compensation recovery, forfeiture or other similar policy adopted by the Board or administrator of the 2026 Plan and as in effect from time to time and (ii) applicable law. Further, to the extent that any grantee receives an amount in excess of the amount that the grantee should otherwise have received under the terms of an award under the 2026 Plan for any reason, the administrator of the 2026 Plan may require the grantee to repay any such excess amount to Madrigal.
•Double-Trigger Acceleration. The 2026 Plan provides for “double trigger” acceleration. Accordingly, to the extent that awards under the 2026 Plan are assumed, continued or substituted in connection with a “change of control” (as defined in the 2026 Plan), accelerated vesting will occur only, within 12 months following the change of control, the grantee’s service relationship is terminated by the Company or successor entity without cause or by the grantee for good reason.
•No Dividends on Unvested Awards. No dividends or dividend equivalents will be paid on any unvested awards. Dividends on unvested restricted stock awards and dividend equivalent rights granted with respect to RSUs will accrue and not be paid unless and until the underlying award vests.
•Limits on Non-Employee Director Compensation. The 2026 Plan provides for an annual cap on non-employee director compensation of $750,000 (or $1,000,000 the year of initial election or appointment).
•Administered by Independent Committee. The 2026 Plan will be administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under The Nasdaq Stock Market listing standards and “non-employee directors” under Rule 16b-3 under the Exchange Act.
•The term of the 2026 Plan will expire on June 17, 2036.
Rationale for the 2026 Plan
We believe that equity awards are a critical part of the compensation package offered to new and existing key employees and other key service providers and are an important tool in our ability to attract and retain talented personnel. We further believe that the requested share reserve under the 2026 Plan is appropriate for this purpose and sufficient to support our continued growth and success.
In the event that the 2026 Plan is not approved by the Company’s stockholders, the 2026 Plan will not become effective. We believe that, if the 2026 Plan is not approved, the Company’s ability to align the interests of new and existing key employees and other key service providers with stockholders through compensatory equity-based grants would be compromised, disrupting our compensation program and impairing our ability to recruit, reward and retain such key personnel.
Share-Related Information
The following table shows, as of March 31, 2026, the number of outstanding awards and shares available for future awards under the 2015 Plan, our 2023 Inducement Stock Plan and our 2025 Inducement Stock Plan, as amended. As of March 31, 2026, there were 23,041,718 shares of common stock outstanding.

	2015 Plan	2023 Inducement Stock Plan	2025 Inducement Stock Plan
Total number of shares underlying stock options outstanding	927,475	68,942	21,928
Weighted-average exercise price of stock options outstanding	$182.20	$218.62	$429.26
Weighted-average remaining term of stock options outstanding	5.51	5.86	9.54
Total number of full value awards outstanding (counting PSUs at maximum performance levels)[1]	936,926	209,935	147,785
Shares available for grant	211,145	—	230,287

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Proposal 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
(1)The total number of PSUs outstanding under the 2023 Inducement Plan excludes 97,600 PSUs that have been earned but are subject to delayed settlement.
Overhang
Taking into account our common stock outstanding on March 31, 2026 (23,041,718 shares) and our common stock issuable on conversion of (i) our outstanding Series A and Series B Convertible Preferred Stock (2,369,797 shares) and (ii) our outstanding pre-funded warrants to purchase 3,605,790 shares of our common stock at an exercise price of a $0.0001 per share, the 971,145 shares available for future awards after giving effect to the 2026 Plan would represent approximately 3.3% of our common stock on a fully-diluted and as-converted and as-exercised basis.

As of March 31, 2026
Total number of shares underlying stock options outstanding	1,018,345
Total number of full value awards outstanding[1]	1,294,646
New share request under the 2026 Plan	760,000
Total dilutive shares after the 2026 Plan approval	3,284,136
Total shares of common stock outstanding as of the record date (as-converted and as-exercised)	29,031,109
Potential overhang after the 2026 Plan approval	11.3%
(1)Excludes 97,600 PSUs that have been earned but are subject to delayed settlement.
The shares available for future awards after giving effect to the 2026 Plan, combined with the 230,287 shares available for future awards under our 2025 Inducement Stock Plan, as amended, would represent 4.1% of our common stock on a fully-diluted and as-converted and as-exercised basis.
The following table illustrates the Company’s historical burn rate under its equity compensation plans for the past three years. Burn rate is calculated as (i) the number of shares underlying stock options and time-based RSUs granted plus the number of PSUs granted at target, divided by (ii) the weighted average number of shares of common stock outstanding in the year indicated.
Burn Rate

	2025	2024	2023
Shares underlying stock options granted	145,219	170,872	31,111
Time-based RSUs granted	491,079	295,916	398,600
PSUs granted(1)	61,717	51,202	50,000
Total	698,015	517,990	479,711
Weighted average shares of common stock outstanding	22,434,310	21,272,962	18,687,774
Burn rate	3.1%	2.4%	2.6%
3-year average burn rate		2.7%
(1)Represents PSUs at the target achievement level. If the maximum number of PSUs were taken into account, the number would be 123,434 shares for 2025, 102,404 shares for 2024 and 150,000 shares for 2023.
Summary of the 2026 Plan
The following description of certain material features of the 2026 Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the 2026 Plan in the form attached as Annex A hereto.
Administration. The 2026 Plan may be administered by our Board, the Compensation Committee or a similar committee comprised of at least two non-employee directors. We refer to the administrator of the 2026 Plan as the “Administrator.” The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2026 Plan. The Administrator may delegate to a committee consisting of one or more officers of the Company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

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Proposal 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
Eligibility; Plan Limits. All officers, employees, non-employee directors and consultants of the Company and its affiliates are eligible to participate in the 2026 Plan, subject to the discretion of the Administrator. As of March 31, 2026, approximately 1,041 individuals would have been eligible to participate in the 2026 Plan had it been effective on such date, which includes five executive officers, 1,005 employees who are not executive officers, seven non-employee directors and approximately 24 consultants. There are certain limits on the number of awards that may be granted under the 2026 Plan. For example, no more than 971,145 shares of common stock may be granted in the form of incentive stock options.
Director Compensation Limits. The grant date fair value of all awards under the 2026 Plan and all other cash compensation paid by us to any non-employee director during any one calendar year for services as a non-employee director may not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the Board.
Minimum Vesting Period. The minimum vesting period for each equity award granted under the 2026 Plan must be at least one year, provided (1) that up to 5% of the shares authorized for issuance under the 2026 Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year and (2) annual awards to non-employee directors that occur in connection with the Company’s annual meeting of stockholders may vest on the date of the Company’s next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting. In addition, the Administrator may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired, or assets of which are being acquired) that were scheduled to vest within one year or (ii) if such awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within one year.
Stock Options. The 2026 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2026 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiary corporations. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The exercise price of each option will be determined by the Administrator. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are otherwise exempt from, or compliant with, Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose is determined by reference to the closing price of the common stock on Nasdaq. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator determines at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 2026 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature, which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the aggregate exercise price.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator determines. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. Except in the case of stock appreciation rights (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are otherwise exempt from, or compliant with, Section 409A of the Code, the exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

70	Madrigal 2026 Proxy Statement

Proposal 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator determines. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards will not be paid unless and until such restricted stock awards vest).
Restricted Stock Units. The Administrator may award RSUs to participants. RSUs are ultimately payable in the form of shares of common stock or cash, subject to such conditions and restrictions as the Administrator determines. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of such participant’s future cash compensation otherwise due in the form of a RSU award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred RSUs may be credited with dividend equivalent rights.
Unrestricted Stock Awards. The Administrator may also grant shares of common stock that are free from any restrictions under the 2026 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of an award of RSUs or as a freestanding award and will be paid only if the related award vests. Dividend equivalent rights may not be granted as a component of a stock option or stock appreciation right award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.
Cash-Based Awards. The Administrator may grant cash bonuses under the 2026 Plan to participants. Such cash bonuses may be subject to the achievement of certain performance goals.
Change of Control Provisions. In the event of a “corporate transaction,” as defined in the 2026 Plan, awards under the 2026 Plan may be assumed, continued or substituted. All awards will terminate in connection with a sale event unless they are assumed, continued or substituted. To the extent that awards are not assumed, continued or substituted, upon the effective time of the corporate transaction, except as otherwise provided in the applicable award agreement, all awards will become fully vested and exercisable or nonforfeitable upon the corporate transaction (with performance-based awards deemed earned at the greater of the target level of performance or actual performance). In the event of such termination, we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration in the sale event, such option or stock appreciation right will be cancelled for no consideration). We also have the option to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share consideration in the sale event multiplied by the number of vested shares under such awards. Except as otherwise provided in the award agreement, if within twelve months after the date of either (i) a corporate transaction that also constitutes a “change of control,” as defined in the 2026 Plan, or (ii) a change of control that does not also constitute a corporate transaction, a participant’s service relationship is terminated by Madrigal or its successor without “cause,” as defined in the 2026 Plan, or by the participant for “good reason,” as defined in the 2026 Plan, any then-outstanding awards will become immediately vested and exercisable or nonforfeitable upon the termination of a participant’s service relationship (with performance-based awards deemed earned at the greater of the target level of performance or actual performance).
Adjustments for Stock Dividends, Stock Splits, Etc. The 2026 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2026 Plan, to certain limits in the 2026 Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding. Participants in the 2026 Plan are responsible for the payment of any federal, state or local taxes that the Company or an affiliate of the Company is required by law to withhold with respect to awards under the 2026 Plan. The Administrator may require that tax withholding obligations be satisfied by withholding shares of common stock to be issued pursuant to the exercise or vesting of an award. The Administrator may also require the Company’s or any affiliate’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company or the applicable affiliate in an amount that would satisfy the withholding amount due.

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Proposal 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
Amendments and Termination. The Board may at any time amend or discontinue the 2026 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may materially and adversely affect any rights under any outstanding award without the holder’s consent. To the extent determined by the Administrator to be required under the rules of Nasdaq, any amendments that materially change the terms of the 2026 Plan will be subject to approval by our shareholders. Amendments will also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options.
Effective Date of Plan. The 2026 Plan was approved by the Board on April 22, 2026. Awards of incentive stock options may be granted under the 2026 Plan until the date that is ten years from the date of Board approval. No other awards may be granted under the 2026 Plan after the date that is ten years from the date of the Annual Meeting.
New Plan Benefits
Because the grant of awards under the 2026 Plan is within the discretion of the Administrator, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2026 Plan.
Certain United States Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2026 Plan. This summary is based on the United States federal tax laws in effect as of the date of this proxy statement. Changes to these laws or assumptions could alter the tax consequences described below. This summary does not purport to be a complete description of all United States federal tax implications of participation in 2026 Plan, nor does it discuss the income tax laws of any municipality, state, or foreign country in which a participant may reside or otherwise be subject to tax.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Stock Options. No income is realized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. We generally will be entitled to a tax deduction in connection with other awards under the 2026 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

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Proposal 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. Under Section 162(m) of the Code, our deduction for awards under the 2026 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.
Equity Compensation Plan Information
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2025:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders(2)	894,015	$145.71	654,994
Equity Compensation Plans Not Approved by Security Holders(3)	85,846	$254.62	267,451
Total	979,861	$155.25	922,445
(1)PSUs and RSUs are not included in the weighted average exercise price calculation because they do not have an exercise price.
(2)These shares relate to those authorized under our 2015 Stock Plan, as amended.
(3)These shares relate to those authorized under our 2023 Inducement Plan and 2025 Inducement Plan, as amended, which were adopted by the Board on September 8, 2023 and June 16, 2025, respectively, without stockholder approval in connection with Nasdaq Listing Rule 5635(c)(4). The 2025 Inducement Plan replaced the 2023 Inducement Plan. The purpose of the 2025 Inducement Plan is to enable us to grant equity awards to induce highly-qualified prospective officers and employees who are not currently employed by us to accept employment and provide them with a proprietary interest in the Company. We intend that the 2025 Inducement Plan be reserved for persons to whom we may issue securities without stockholder approval as an inducement pursuant to Nasdaq rules.
Vote Required
Approval of the 2026 Plan requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.
Recommendation of the Board of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MADRIGAL PHARMACEUTICALS, INC. 2026 STOCK PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

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PROPOSAL 5: Approval of Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan

RECOMMENDATION OF THE BOARD
The Board unanimously recommends that our stockholders vote “FOR” the approval of the 2026 Employee Stock Purchase Plan, and proxies solicited by the Board will be voted in accordance with the board’s recommendation unless a stockholder has indicated otherwise on the proxy.

Overview
On April 22, 2026, following the recommendation of the Compensation Committee, the Board adopted, subject to stockholder approval, the Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan (the “2026 ESPP”). If approved by our stockholders at the Annual Meeting, the 2026 ESPP will become effective on the date of the Annual Meeting. Based solely on the last reported sale price of our common stock on Nasdaq on March 31, 2026 of $523.47, the maximum aggregate market value of the 460,840 shares of common stock that could potentially be issued under the 2026 ESPP is $241,235,915.
We believe that the adoption of the 2026 ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock, which gives employees a stake in our growth, and will enable us to attract, retain and motivate valued employees.
Summary of the 2026 ESPP
The following description of certain material features of the 2026 ESPP is intended to be a summary only. This summary is qualified in its entirety by the full text of the 2026 ESPP in the form attached as Annex B hereto.
The 2026 ESPP includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is our intention that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, options will be granted pursuant to rules adopted by the administrator of the 2026 ESPP designed to achieve tax, securities laws or other objectives for eligible employees and the “designated companies” (as defined in the 2026 ESPP) in locations outside of the United States.
Shares Subject to the Plan. An aggregate of 460,840 shares of our common stock will be reserved and available for issuance under the 2026 ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2026 ESPP will be appropriately adjusted.
Plan Administration. The 2026 ESPP will be administered by the person or persons appointed by the Board for such purpose and the administrator of the 2026 ESPP will have full authority to make, administer and interpret such rules and regulations regarding the 2026 ESPP as it deems advisable. The Board has authorized the Compensation Committee to act as administrator of the 2026 ESPP.
Eligibility. All individuals classified as employees on the payroll records of the Company or the designated companies as of the first day of the applicable offering period (the “Offering Date”) are eligible to participate in the 2026 ESPP; provided that the Compensation Committee may determine, in advance of any offering period, that employees are eligible only if, as of the Offering Date, (i) they are customarily employed by the Company or a designated company for more than 20 hours a week, (ii) they are customarily employed by the Company or a designated company for more than five months per calendar year, (iii) they have completed six months of employment (or such other period as determined by the Compensation Committee, provided such service requirement does not exceed two years of employment) and/or (iv) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). No person who owns or holds, or as a result of participation in the 2026 ESPP would own

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Proposal 5: Approval of Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
or hold, common stock or options to purchase common stock, that together equal 5% or more of our total outstanding common stock is entitled to participate in the 2026 ESPP. No employee may exercise an option granted under the 2026 ESPP that permits the employee to purchase common stock having a value of more than $25,000 (determined using the fair market value of the common stock at the time such option is granted) in any calendar year or such other number of shares as determined by the Compensation Committee in advance of an offering.
Participation; Payroll Deductions. Participation in the 2026 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of eligible compensation. Employees may authorize payroll deductions, with a minimum of 1% of eligible compensation and a maximum of 15% of eligible compensation or such other minimum or maximum as may be specified by the Compensation Committee in advance of an offering. As of March 31, 2026, there were 1,010 employees who would be eligible to participate in the 2026 ESPP. Once an employee becomes a participant in the 2026 ESPP, that employee will automatically participate in successive offering periods (as described below) and purchases will continue at the same percentage of eligible compensation until that employee files a new enrollment form, withdraws from the 2026 ESPP or becomes ineligible to participate in the 2026 ESPP.
Offering Periods. We may make one or more offerings each year to our employees to purchase shares of our common stock under the 2026 ESPP, each of which may consist of one or more purchase periods. Offerings will begin and end on the dates determined by the Compensation Committee, except that no offering period will exceed 27 months in duration. The first offering period under the 2026 ESPP is expected to begin on December 1, 2026 and end on May 31, 2027. Each eligible employee may elect to participate in any offering by submitting an enrollment form by the deadline established by the Compensation Committee. Shares are purchased on the last business day of each offering period (each, an “Exercise Date”).
Exercise Price. On the Offering Date for an offering period, employees participating in that offering period will receive an option to purchase shares of our common stock. On the Exercise Date of each offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (1) 85% the fair market value per share of our common stock on the Offering Date or (2) 85% of the fair market value per share of our common stock on the Exercise Date. The maximum value of common stock that may be issued to any employee under the 2026 ESPP in any offering period is $25,000 (valued as of the Offering Date) or such other number of shares as determined by the Compensation Committee in advance of an offering.
Subject to certain limitations, the number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an Exercise Date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Terms of Participation. Unless otherwise determined by the Compensation Committee, a participant may decrease the amount of such participant’s payroll deductions once during any offering period but may not increase the amount of such participant’s payroll deductions during any offering period. A participant may increase or decrease such participant’s payroll deduction with respect to the next offering period by filing a new enrollment form by the deadline established by the Compensation Committee for the offering period. A participant may withdraw from an offering period by giving written notice to the Company or an agent designated by the Company in a form acceptable to the Compensation Committee (including, but not limited to, by electronic means) no later than two weeks prior to the end of the then-applicable offering period (or such shorter or longer period as may be specified by the Compensation Committee prior to any offering period). A participant’s withdrawal will be effective as soon as practicable following receipt of written notice of withdrawal by the Company or an agent designated by the Company. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods.
Change of Control. In the case of and subject to the consummation of a “change of control” (as defined in the 2026 ESPP) the Compensation Committee, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the 2026 ESPP or with respect to any right under the 2026 ESPP or to facilitate such transactions or events: (i) to provide for either (A) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (B) the replacement of such outstanding option with other options or property selected by the Compensation Committee in its sole discretion; (ii) to provide that the outstanding options under the 2026 ESPP will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) to make adjustments in the number and type of shares of common stock subject to outstanding options under the 2026 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (iv) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering period

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Proposal 5: Approval of Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
will end; and (v) to provide that all outstanding options will terminate without being exercised and all amounts in the accounts of participants will be promptly refunded.
Term; Amendments and Termination. The 2026 ESPP will continue until terminated by our Board. Our Board may, in its discretion, at any time, terminate or amend the 2026 ESPP. Upon termination of the 2026 ESPP, all amounts in the accounts of participating employees will be refunded.
New Plan Benefits
Since participation in the 2026 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under 2026 ESPP in the future are not determinable.
Certain United States Federal Income Tax Consequences
The following summarizes the United States federal income tax consequences that generally arise with respect to an employee’s participation in the Section 423 Component of the 2026 ESPP. This summary is based on the United States federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all options under the 2026 ESPP are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below. This summary does not purport to be a complete description of all United States federal tax implications of participation in 2026 ESPP, nor does it discuss the income tax laws of any municipality, state, or foreign country in which a participant may reside or otherwise be subject to tax.
A participant in the 2026 ESPP recognizes no taxable income either as a result of participation in the 2026 ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the 2026 ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the 2026 ESPP within two years from the applicable Offering Date or within one year from the applicable Exercise Date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the 2026 ESPP at least two years after the applicable Offering Date and at least one year after the applicable Exercise Date, the participant will realize ordinary income in the year of disposition equal to the lesser of  (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of ordinary income recognized, if any, will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
Vote Required
Approval of the 2026 ESPP requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions and broker non-votes will have no effect on the results of this vote.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MADRIGAL PHARMACEUTICALS, INC. 2026 EMPLOYEE STOCK PURCHASE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

76	Madrigal 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
Except as otherwise noted, the following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2026 by:
•each of our NEOs;
•each of our directors and director nominees;
•all of our current directors and executive officers as a group; and
•each stockholder known by us to own beneficially more than 5% of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 1, 2026 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table. Percentage of ownership is based on 23,041,918 shares of our common stock outstanding on April 1, 2026.

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Security Ownership of Certain Beneficial Owners and Management
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by such stockholder, based on information disclosed in SEC filings by stockholders or provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Madrigal Pharmaceuticals, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Named Executive Officers
Bill Sibold(1)	24,195	*
Paul Friedman, M.D.(2)	1,779,710	7.6%
Rebecca Taub, M.D.(3)	1,779,710	7.6%
Carole Huntsman(4)	11,236	*
Shannon Kelley(5)	7,545	*
Mardi Dier (6)	4,098	*
David Soergel, M.D.(7)	5,096	*
Daniel Brennan	—	—%
James Daly (8)	3,017	*
Richard Levy, M.D.(9)	38,087	*
Julian Baker(10)	2,319,666	9.9%
Raymond Cheong, M.D., Ph.D.(11)	4,215	*
Jacqualyn Fouse, Ph.D.(12)	1,237	*
All current executive officers and directors as a group (13 persons)(13)	4,193,887	17.6%
Five Percent Stockholders
Baker Bros. Advisors LP and affiliates(14)	2,319,666	9.9%
Avoro Capital Advisors LLC(15)	2,319,666	9.9%
RTW Investments, LP and affiliates(16)	1,993,687	8.7%
Paulson & Co. Inc. and affiliates(17)	1,707,522	7.4%
Janus Henderson Group plc and affiliates(18)	1,584,843	6.9%
The Vanguard Group and affiliates(19)	1,574,742	6.8%
BlackRock, Inc.(20)	1,212,562	5.2%
*    Represents beneficial ownership of less than 1%.
(1)Includes 8,310 shares of common stock owned by the holder and 15,885 shares that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(2)Includes 271,105 shares of common stock that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options, 655,540 shares of common stock owned by SQN, LLC (“SQN”), 171,782 shares of common stock owned by the holder, 242,914 shares of common stock that the holder’s spouse, Dr. Taub, has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options and 441,034 shares of common stock owned by the holder’s spouse, Dr. Taub. Dr. Friedman is a managing member of SQN and may be deemed to share voting and investment power over our common stock that is owned by SQN. Dr. Friedman disclaims beneficial ownership of our common stock owned by SQN and shares of our common stock beneficially owned by Dr. Taub, except to the extent of his pecuniary interest therein.
(3)Includes 242,914 shares of common stock that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options, 655,540 shares of common stock owned by SQN, 441,034 shares of common stock owned by the holder, 271,105 shares of common stock that the holder’s spouse, Dr. Friedman, has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options and 171,782 shares of common stock owned by the holder’s spouse, Dr. Friedman. Dr. Taub is a managing member of SQN and may be deemed to share voting and investment power over our common stock that is owned by SQN. Dr. Taub disclaims beneficial ownership of our common stock held by SQN and shares of our common stock beneficially owned by Dr. Friedman, except to the extent of her pecuniary interest therein.
(4)Includes 428 shares of common stock owned by the holder and 10,808 shares of common stock that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(5)Includes 437 shares of common stock owned by the holder and 7,108 shares of common stock that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(6)Includes 4,098 shares of common stock that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.

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Security Ownership of Certain Beneficial Owners and Management
(7)Includes 1,886 shares of common stock underlying RSUs that vest within 60 days after April 1, 2026 and 3,210 shares that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(8)Includes 1,912 shares of common stock owned by the holder and 1,105 shares that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(9)Includes 26,982 shares of common stock owned by the holder and 11,105 shares that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(10)Mr. Baker is the managing member of Baker Bros. Advisors (GP), LLC, the sole general partner of BBA, and may be deemed to beneficially own the shares of our common stock beneficially owned by BBA and its affiliated funds. Pursuant to the policies of BBA, Mr. Baker does not have a right to any of our securities issued as compensation for his service on the Board and the funds affiliated with BBA are entitled to an indirect proportionate pecuniary interest in the securities. Mr. Baker disclaims beneficial ownership of the shares owned by BBA, except to the extent of his pecuniary interest therein. See footnote 14 below for additional information regarding shares beneficially owned by BBA.
(11)Pursuant to the policies of BBA, Dr. Cheong, a full-time employee of BBA, does not have a right to any of Company’s securities issued as compensation for his service on the Board and the funds affiliated with Baker Bros. Advisors LP are entitled to an indirect proportionate pecuniary interest in the securities.
(12)Includes 447 shares of common stock owned by the holder and 790 shares that the holder has the right to acquire within 60 days after April 1, 2026 through the exercise of stock options.
(13)Percentage calculation includes 745,314 shares that may be acquired upon the exercise of stock options and pre-funded warrants and the vesting of RSUs within 60 days of April 1, 2026. Common stock beneficially owned by Drs. Friedman and Taub and referenced in footnotes 2 and 3 above have not been double-counted in the number of shares beneficially owned on this line.
(14)Number of shares listed in table and in this footnote as beneficially owned is based solely on information disclosed via Amendment No. 4 to Schedule 13D filed with the SEC on March 25, 2024 and subsequent Form 4 filings. The number of shares in the table reflects 2,135,481 shares of our common stock directly held by certain funds affiliated with BBA (collectively, “Baker Bros.”), 6,220 of vested RSUs and 2,210 shares that BBA has the right to acquire within 60 days of April 1, 2026 that were awarded to Mr. Baker and Dr. Cheong for their service on the Board, as well as shares of common stock that may be acquired upon the conversion of shares of our convertible preferred stock or upon the exercise of pre-funded warrants owned by Baker Bros. (subject to certain beneficial ownership limitations, described below). Baker Bros. beneficially owns 2,369,797 shares of our convertible preferred stock, which are common stock equivalents with no voting rights that are convertible into shares of common stock on a 1-for-1 basis only to the extent that after giving effect to such conversion the holders thereof (and their affiliates and any persons who are members of a Section 13(d) group with the holders or their affiliates) would beneficially own (in the aggregate, for purposes of Rule 13d-3 under the Exchange Act) no more than 4.99% of our outstanding common stock. Baker Bros. also beneficially owns pre-funded warrants to purchase up to 2,705,790 shares of our common stock that are exercisable on a 1-for-1 basis at any time to the extent that after giving effect to such exercise the holders thereof, together with their affiliates and any members of a Section 13(d) group with such holders, would beneficially own, for purposes of Rule 13d-3 under the Exchange Act, no more than 9.99% of the outstanding shares of our common stock (the “Maximum Percentage”). The amount of shares of common stock reported in the table above represents the number of shares of our common stock that Baker Bros. may acquire as of April 1, 2026 subject to the application of the Maximum Percentage. The address for the entities listed above is c/o Baker Bros. Advisors LP, 860 Washington Street, 3rd Floor, New York, NY 10014.
(15)Number of shares listed in table as beneficially owned is based solely upon information disclosed via Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2024. Includes shares of common stock issuable upon the exercise of pre-funded warrants that are exercisable on a 1-for-1 basis at any time to the extent that after giving effect to such exercise the holders thereof, together with their affiliates and any members of a Section 13(d) group with such holders, would beneficially own, for purposes of Rule 13d-3 under the Exchange Act, no more than the Maximum Percentage. The amount of shares of common stock reported in the table above represents the number of shares of our common stock that Avoro may acquire as of April 1, 2026 subject to the application of the Maximum Percentage. The address for Avoro is c/o Avoro Capital Advisors LLC, 110 Greene Street, Suite 800, New York, NY 10012.
(16)Number of shares listed in table as beneficially owned is based solely upon information disclosed in the Schedule 13G filed with the SEC on November 14, 2024. RTW Investments, LP ("RTW Investments") is the investment adviser to certain funds (the "RTW Funds"), with respect to 1,993,687 shares of our common stock directly held by the RTW Funds and has shared voting and dispositive power with respect to such shares. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments. The address for RTW Investments is 40 10th Avenue, Floor 7, New York, NY 10014.
(17)Number of shares listed in table as beneficially owned is based solely upon information disclosed via Amendment No. 3 to Schedule 13G filed with the SEC on February 17, 2026. Paulson & Co. Inc. ("Paulson") and its affiliates furnish investment advice to and manage onshore and offshore investment funds and separate managed accounts (such investment funds and accounts, the "Funds"). In its role as investment advisor, or manager, Paulson possesses voting and/or investment power over our securities that are owned by the Funds. All securities reported are owned by the Funds. Paulson disclaims beneficial ownership of such securities. The address for the entities listed above is 15 Exchange Place, Jersey City, New Jersey 07302.
(18)Number of shares listed in table as beneficially owned is based solely upon information disclosed via Amendment No. 8 to Schedule 13G filed with the SEC February 17, 2026 (the “Janus 13G”). According to the Janus 13G, Janus Henderson Group plc (“JHG”) is the ultimate parent of a number of SEC-registered investment advisers and foreign equivalents thereof, including but not limited to Janus Henderson Investors US LLC, Janus Henderson Investors UK Limited, Janus Henderson Investors Australia Institutional Funds Management Limited, Janus Henderson Investors Middle East Limited, Janus Henderson Investors (Jersey) Limited, Janus Henderson Investors (Japan) Limited, Janus Henderson Investors (Singapore) Limited, Kapstream Capital Pty Limited, Privacore Capital Advisors LLC, Tabula Investment Management Limited and Victory Park Capital Advisors LLC (each, an “Asset Manager” and together, the “Asset Managers”). The Asset Managers generally exercise investment and/or voting discretion on behalf of their clients which include investment companies, other investment advisers, institutional separate accounts and retail separate accounts (collectively referred to as “Managed Portfolios”). As a result of their exercise of investment and/or voting discretion on behalf of the Managed Portfolios, the Asset Managers may be deemed to be the beneficial owner of 1,584,843 shares of our common stock However, the Asset Managers do not have the right to receive any dividends from, or the proceeds from the sale of, the

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Security Ownership of Certain Beneficial Owners and Management
securities held in the Managed Portfolios and disclaim any ownership associated with such rights. The address for the entities listed above is Janus Henderson Group plc, 201 Bishopsgate, EC2M 3AE, United Kingdom.
(19)Number of shares listed in table as beneficially owned is based solely upon information disclosed via Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group reports shared voting power with respect to 26,259 shares of our common stock, sole dispositive power with respect to 1,534,952 shares of our common stock and shared dispositive power with respect to 39,790 shares of our common stock. According to the most recent Schedule 13G/A filed by The Vanguard Group with the SEC on March 27, 2026, The Vanguard Group reported that it beneficially owns 0.0% as of March 13, 2026 following an internal reorganization pursuant to which The Vanguard Group’s beneficial ownership has been disaggregated. In the March 27, 2026 Schedule 13G/A, The Vanguard Group noted that certain subsidiaries or business divisions of subsidiaries of The Vanguard Group that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(20)Number of shares listed in table as beneficially owned is based solely upon information disclosed via Amendment No. 3 to Schedule 13G filed with the SEC on January 29, 2024. BlackRock, Inc. (“BlackRock”) reports sole voting power with respect to 1,194,309 shares of our common stock and sole dispositive power with respect to 1,212,562 shares of our common stock. The address for BlackRock is c/o BlackRock, Inc.,
50 Hudson Yards, New York, NY 10001.

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Other Matters
The Board knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named as proxies therein.

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Proxy Statement
We prepared this proxy statement under the direction of our Board to solicit your proxy for use at our Annual Meeting to be held virtually via Internet webcast on Wednesday June 17, 2026, at 8:00 a.m. Eastern Time.
Questions and Answers about these Proxy Materials and Voting
How do I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.
To participate in the virtual Annual Meeting, please visit www.proxydocs.com/MDGL. In order to attend, you must register in advance at www.proxydocs.com/MDGL prior to the deadline of June 16, 2026 at 9:00 a.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”), because the Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 28, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 23, 2026 will be entitled to vote at the Annual Meeting. On April 23, 2026, there were 23,055,522 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for the ten days prior to the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting via live webcast.
Stockholder of Record: Shares Registered in Your Name
If, on April 23, 2026, your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote directly through any of the following means: (1) electronically over the Internet, (2) by telephone, or (3) by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

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Proxy Statement
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 23, 2026, your shares were held in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by such brokerage firm, bank or other similar organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Please see below under the heading “How do I vote?—Beneficial Owner: Shares Registered in the Name of Broker or Bank” for additional information. You are also invited to attend the Annual Meeting.
What am I voting on?
There are five matters to be voted upon:
•election of three Class I directors (Proposal 1);
•approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this proxy statement (Proposal 2);
•ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal 3);
•approval of the 2026 Plan (Proposal 4); and
•approval of the 2026 ESPP (Proposal 5).
What if another matter is properly brought before the meeting?
As of the date of this proxy statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons acting as proxies to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1 to be voted on at the Annual Meeting, you may vote “For” or “Withhold” for each nominee for director. For each of Proposals 2, 3, 4 and 5 to be voted on at the Annual Meeting, you may vote “For” or “Against” or abstain from voting on each such proposal. Please see below under the heading “What vote is required to approve each proposal and how are votes counted?” for additional information.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet, vote by proxy using a proxy card that you may request to be delivered to you or vote during the Annual Meeting. Whether or not you plan to participate in the virtual Annual Meeting webcast, we urge you to vote in advance by proxy by one of the foregoing means to ensure your vote is counted.
•To vote through the Internet, go to www.proxypush.com/MDGL to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. You must cast your Internet vote by 11:59 p.m. Eastern Time on June 16, 2026.
•To vote using the proxy card, complete, sign and date the proxy card that you may request to be delivered to you and return it promptly in the envelope provided. Your vote via mail must be received by us not later than the close of business on June 16, 2026 for your vote to count.
•To vote over the telephone, dial toll-free 1-866-249-5094 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. You must cast your telephone vote by 11:59 p.m. Eastern Time on June 16, 2026.
To vote during the Annual Meeting, you must select the “vote” button which will direct you to the voting site.

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Proxy Statement
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a notice containing voting instructions from that organization rather than from us. Follow the voting instructions in such notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization for additional information as to how to direct the vote of your shares held by such organization.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 23, 2026.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the Internet, by telephone, or by completing a proxy card, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, the named proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in such proxyholder’s discretion.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, we believe that Proposals 1, 2, 4 and 5 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. Proposal 3 is considered a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you are a beneficial owner of shares held in street name, to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

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Proxy Statement
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may grant a subsequent proxy by telephone or through the Internet.
•You may submit another properly completed proxy card with a later date.
•You may send a timely written notice that you are revoking your proxy to our Secretary at Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428. Such notice will be considered timely if it is received at the indicated address by the close of business on June 16, 2026.
Your most current proxy card or most current vote via telephone or Internet proxy will be the vote that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent to change your vote or revoke your proxy.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes in accordance with the requirements summarized in the table below under the heading “What vote is required to approve each proposal and how are votes counted?”.
What are “broker non-votes”?
When a beneficial owner of shares held in street name does not give voting instructions to such person’s broker, bank or other securities intermediary holding such person’s shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Please see above under the heading “If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?” for more information.
If you are a beneficial owner of shares held in street name, to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

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Proxy Statement
What vote is required to approve each proposal and how are votes counted?

PROPOSAL 1: Election of Directors
The three nominees for Class I director who receive the most votes (also known as a “plurality” of the votes cast) at the Annual Meeting will be elected. You may vote either FOR any one or more of the nominees, or WITHHOLD your vote from any one or more of the nominees. WITHHOLD votes will not be included in the vote count for the election of the directors. Brokerage firms do not have authority to vote your unvoted shares held by such firms in street name for the election of directors. As a result, any shares not voted by the beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

PROPOSAL 2: Non-Binding, Advisory Approval of the Compensation of our Named Executive Officers
The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve, on a non-binding, advisory basis, the 2025 compensation of our NEOs, as described in this proxy statement. Abstentions are not considered votes cast and will have no effect on the results of this vote. Brokerage firms do not have authority to vote your unvoted shares held by such firms in street name on this proposal. As a result, any shares not voted by the beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

PROPOSAL 3: Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent registered public accounting firm. Abstentions are not considered votes cast on Proposal 3 and will have no effect on the results of this vote. Brokerage firms have authority to vote your unvoted shares held by such firms in street name on Proposal 3. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm and such approval is non-binding. However, if our stockholders do not ratify the appointment of PwC as our independent registered public accounting firm for the 2026 fiscal year, our Audit Committee will reconsider its selection.

PROPOSAL 4: Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the 2026 Plan. Abstentions are not considered votes cast and will have no effect on the results of this vote. Brokerage firms do not have authority to vote your unvoted shares held by such firms in street name on this proposal. As a result, any shares not voted by the beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

PROPOSAL 5: Approval of Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the 2026 ESPP. Abstentions are not considered votes cast and will have no effect on the results of this vote. Brokerage firms do not have authority to vote your unvoted shares held by such firms in street name on this proposal. As a result, any shares not voted by the beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

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Proxy Statement
The following table summarizes the applicable vote required for approval of each item of business to be transacted at the Annual Meeting, assuming there is a quorum. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions (or, in the case of Proposal 1, WITHHOLD votes); (ii) “broker non-votes” or shares held by brokers when a beneficial owner of shares held in “street name” does not provide voting instructions for non-routine matters and, as a result, the broker is prohibited from voting those shares; and (iii) signed but unmarked proxy cards.

	Proposal	Vote Required for Approval	Effect of Abstentions/ Withhold Votes (1)	Uninstructed Shares/ Effect of Broker Non-Votes(1)	Signed but Unmarked Proxy Cards(2)

1	Election of Directors	Three nominees for Class I director who receive the plurality of votes cast will be elected	No effect	Not voted / no effect	Voted FOR each nominee

2	Non-Binding, Advisory Vote to Approve Compensation of Our Named Executive Officers	The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote	No effect	Not voted / no effect	Voted FOR

3	Ratification of the Appointment of Our Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote	No effect	Not voted / no effect	Voted FOR

4	Approval of 2026 Stock Plan	The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote	No effect	Not voted / no effect	Voted FOR

5	Approval of 2026 Employee Stock Purchase Plan	The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote	No effect	Not voted / no effect	Voted FOR

(1)Abstentions, withheld votes and broker non-votes are included for purposes of determining whether a quorum is present.
(2)If you sign and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column, and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.
Under NYSE rules, without voting instructions from beneficial owners, brokers will have discretion to vote on Proposal 3 regarding the ratification of the appointment of our independent registered public accounting firm but will not have discretion to vote on Proposals 1, 2, 4 or 5.
Is voting confidential?
We will keep all proxies and voting tabulations private. Only our Inspector of Elections examines these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

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Proxy Statement
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Current Report on Form 8-K, then we will file an amended Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
What constitutes a quorum for the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are deemed present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.
Who do I contact if I have questions about the Annual Meeting?
If you have any questions or require any assistance with voting your shares, please us either by mail at Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428 or by calling us at (267) 824-2827.
We also invite stockholders to reach out to our Investor Relations team at ir@madrigalpharma.com.

88	Madrigal 2026 Proxy Statement

Stockholder Proposals at Future Annual Meetings
To be considered for inclusion in the proxy statement relating to our 2027 Annual Meeting of Stockholders, we must receive stockholder proposals subject to Rule 14a-8 under the Exchange Act no later than December 29, 2026. Such proposals must comply with SEC regulations regarding the inclusion of stockholder proposals in Company proxy materials.
If a stockholder does not submit a proposal for inclusion in the Company’s proxy statement, such stockholder’s nomination of persons for election to the Board or for the proposal of business may be considered by the stockholders at an Annual Meeting of Stockholders of the Company if such proposing stockholder meets certain timing, notice and other requirements, as set forth in our bylaws.
To be timely, a stockholder’s notice regarding matters to be brought before an Annual Meeting of Stockholders of the Company must be delivered to the Secretary of the Company at our principal executive offices not less than 45 nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting of Stockholders of the Company; provided, however, that in the event that the date of our Annual Meeting of Stockholders is more than 30 days before or more than 30 days after the anniversary date of the preceding year’s Annual Meeting of Stockholders of the Company, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 90th day prior to such Annual Meeting of Stockholders of the Company and not later than the close of business on the later of the 60th day prior to such Annual Meeting of Stockholders of the Company or the close of business on the 10th day following the day on which public announcement of the date of such Annual Meeting of Stockholders is first made by the Company. For our 2027 Annual Meeting of Stockholders, to be timely, such notice must be delivered to our Secretary between February 12, 2027 to March 14, 2027. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Proposals that are not a proper subject for consideration or that are not received in a timely manner will not be voted on at the 2027 Annual Meeting of Stockholders. If a proposal is proper and received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC.
All stockholder notices should be addressed the attention of our Corporate Secretary at Madrigal Pharmaceuticals, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428.

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Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may be preferable to stockholders and result in cost savings for us.
A single Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from such stockholders. If, at any time, you would prefer to receive a separate Notice, please notify your broker or us, as applicable. We will promptly deliver, upon written request to the address below, a separate copy of the Notice or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of such documents was delivered. Direct your written request to Madrigal Pharmaceuticals, Inc., Corporate Secretary, Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428. Stockholders who currently receive multiple copies of the Notice at such stockholders’ address and would like to request “householding” of such communications should contact us at the address above or contact such stockholder’s broker, as applicable.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 is available without charge upon written request to: Madrigal Pharmaceuticals, Inc., Corporate Secretary, Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania 19428.
Website addresses referenced in this proxy statement are intended to be inactive textual references only, and the content on the referenced websites does not constitute a part of, and is specifically not incorporated by reference into, this proxy statement.
Madrigal Pharmaceuticals, Rezdiffra™ and associated logos are trademarks of Madrigal Pharmaceuticals, Inc. Other brands, names and trademarks contained in this Annual Report on Form 10-K are the property of their respective owners. Solely for convenience, the trademarks and trade names in this proxy statement may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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Disclosure Regarding Forward-Looking Statements
This proxy statement contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are based on our beliefs and assumptions and on information currently available to us, but are subject to factors beyond our control. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Forward-looking statements include all statements that are not historical facts and can be identified by forward-looking terminology such as “accelerate,” “achieve,” “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “goal,” “believes,” “estimates,” “positions,” “predictive,” “projects,” “predicts,” “intends,” “potential,” “continue,” “seeks” and similar expressions and the negatives of those terms.
Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, those risks and uncertainties described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent filings made by us with the SEC.
Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.
MADRIGAL PHARMACEUTICALS, INC.
FOUR TOWER BRIDGE
200 BARR HARBOR DRIVE, SUITE 200
WEST CONSHOHOCKEN, PENNSYLVANIA 19428
(267) 824-2827
West Conshohocken, Pennsylvania
April 28, 2026

2026 Proxy Statement	91

Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Madrigal Pharmaceuticals 2026 Stock Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and its Subsidiaries and Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and that is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company, as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, includes Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment upon the attainment of specified performance goals.
“Cause” means (i) dishonesty with respect to the Company or any Affiliate, (ii) insubordination, substantial malfeasance or non-feasance of duty, (iii) unauthorized disclosure of confidential information, (iv) breach by of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the grantee and the Company or any Affiliate or (v) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that if a grantee is party to a written agreement with the Company or an Affiliate that contains a different definition of Cause, such definition shall supersede this definition with respect to that grantee. The determination of the Administrator as to the existence of Cause will be conclusive and binding on the grantee and the Company.
“Change of Control” means the occurrence of any of the following events: (i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (iii) the sale or disposition by the Company of all or substantially all

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Madrigal Pharmaceuticals, Inc. 2026 Stock Plan
of the Company’s assets in a transaction requiring shareholder approval; or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (i) are directors of the Company as of the Effective Date or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); provided, however, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A, such payment or benefit shall be made only if such Change of Control constitutes a change in ownership or effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets, under Section 409A.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or a Subsidiary or Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Corporate Transaction” means a transaction where the Company is consolidated with or acquired by another entity in a merger or consolidation, or where the Company sells all or substantially all of the Company’s assets, other than a transaction to merely change the Company’s state of incorporation.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the Nasdaq Global Market or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price of the Stock on such primary exchange. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
“Good Reason” means (i) a change of more than 50 miles in the principal location where a grantee is required to render services to the Company or an Affiliate or (ii) a material adverse change in a grantee’s duties, authority or responsibilities; provided that (A) the grantee provides written notice of such event to the Company within 30 days of the initial occurrence of such event, (B) the Company fails to cure such event within 30 days of receipt of such written notice and (C) such grantee actually terminates such Grantee’s Service Relationship no later than 30 days after the end of the Company’s 30-day cure period. Notwithstanding the foregoing, if a grantee is party to a written agreement with the Company or an Affiliate that contains a different definition of Good Reason, such definition shall supersede this definition with respect to that grantee.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Minimum Vesting Period” means the one-year period following the date of grant of an Award.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary or Affiliate.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock.
“Person” has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof and the rules thereunder, except that such term shall not include (i) the Company or any Subsidiary, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Prior Plan” means the Madrigal Pharmaceuticals, Inc. Amended 2015 Stock Plan.

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“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares.
“Restricted Stock Units” means an Award of stock units.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an officer, employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship will be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant or vice versa).
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50% interest, either directly or indirectly.
“Substitute Awards” means Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
“Ten Percent Owner” means an employee of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
a.Administration of Plan. The Plan shall be administered by the Administrator.
b.Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
i.to select the individuals to whom Awards may from time to time be granted;
ii.to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
iii.to determine the number of shares of Stock or, in the case of a Cash-Based Award, the amount of cash, to be covered by any Award;
iv.to determine and, subject to Section 16, modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
v.to accelerate at any time the exercisability or vesting of all or any portion of any Award;
vi.subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised;
vii.at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it deems advisable;
viii.to interpret the terms and provisions of the Plan and any Award (including related written instruments);
ix.to make all determinations it deems advisable for the administration of the Plan;
x.to decide all disputes arising in connection with the Plan; and
xi.to otherwise supervise the administration of the Plan.

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All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
c.Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
d.Award Certificate. Other than with respect to Cash-Based Awards, Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award, which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
e.Indemnification Neither the Board nor the Administrator, nor any member of either, or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage that may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
f.Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply, or facilitate compliance, with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates are covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply, or facilitate compliance, with applicable non-U.S. laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply, or facilitate compliance, with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code or any other applicable United States governing statute or law.
g.Minimum Vesting Requirements. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, notwithstanding the foregoing, (i) up to 5% of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”) and (ii) annual Awards to Non-Employee Directors that occur in connection with the Company’s annual meeting of stockholders may vest on the earlier of the one-year anniversary of the date of grant or the date of the Company’s next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, (x) in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in lieu of fully vested cash compensation and (y) nothing in this Section 2(g) shall limit the Administrator’s authority to provide for the accelerated vesting of Awards in the terms of an Award Certificate or as permitted in Section 2(b)(v) above.

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SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
a.Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 971,145 shares less one share for every one share of Stock subject to an award granted under the Prior Plan after March 31, 2026. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Prior Plan that are forfeited, canceled, cash-settled or otherwise terminated (other than by exercise) will be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares will not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares will not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 971,145 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock, treasury Stock or shares of Stock reacquired by the Company. Upon effectiveness of the Plan, no new awards shall be granted under the Prior Plan.
b.Substitute Awards. Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan, nor shall shares subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan as provided in Section 3(a) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 3(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of the Company or any Affiliate prior to such acquisition or combination.
c.Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. Any adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

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d.Mergers and Other Transactions.
i.In the event of a Corporate Transaction, the parties thereto may cause the assumption or continuation of outstanding Awards by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties agree. To the extent the parties to such Corporate Transaction do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Corporate Transaction, the Plan and all outstanding Awards granted hereunder will terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards shall become fully vested and nonforfeitable as of immediately prior to the effective time of the Corporate Transaction (with performance-based Awards being deemed earned at the greater of the target level of performance or actual performance). In the event of such termination, (A) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (1) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (2) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right will be cancelled for no consideration or (B) each grantee will be permitted, within a specified period of time prior to the consummation of the Corporate Transaction as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. In the event of such termination, the Company will also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
ii.If within 12 months after the date of either (A) a Corporate Transaction that also constitutes a Change of Control where outstanding Awards are assumed, continued or substituted or (B) a Change of Control that does not also constitute a Corporate Transaction, a grantee’s Service Relationship is terminated by the Company or an Affiliate for any reason other than Cause or a grantee terminates such grantee’s Service Relationship for Good Reason, then, except as may be otherwise provided in the relevant Award Certificate, all Awards shall become fully vested and nonforfeitable upon such termination (with performance-based Awards being deemed earned at the greater of the target level of performance or actual performance).
iii.If any payment or benefit received under this Plan, when combined with any other payment or benefit (for purposes of this Paragraph, a “Payment”) would: (a) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to an amount as would result in no portion of the Payment being subject to the Excise Tax if such reduction, taking into account the applicable federal, state and local employments taxes, income taxes on the Payment and the Excise Tax, results in receipt, on an after-tax basis, of a greater amount than if the full amount of the Payment were made, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Except as required by Section 409A or to the extent that Section 409A permits discretion, the Administrator shall have the right, in the Administrator’s sole discretion, to designate those payments or benefits that should be reduced or eliminated so as to avoid having such payments or benefits be considered a parachute payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Section 409A of the Code, in order to comply with Section 409A of the Code, the Administrator shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Awards subject to performance-based vesting, then by reducing or eliminating any accelerated vesting of Awards and then by reducing or eliminating any other remaining parachute payments.
e.Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, any outstanding Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Award Certificate.
f.Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for services as a Non-Employee Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

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SECTION 4. ELIGIBILITY
Grantees under the Plan will be such officers, employees, Non-Employee Directors or Consultants of the Company or its Subsidiaries or Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to officers, employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5. STOCK OPTIONS
a.Award of Stock Options. The Administrator may grant Stock Options under the Plan, subject to such restrictions and conditions as the Administrator determines. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it will be deemed a Non-Qualified Stock Option. Stock Options shall be subject to the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator deems desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the grantee’s election, subject to such terms and conditions as the Administrator may establish.
b.Exercise Price. The exercise price per share for the Stock covered by a Stock Option will be determined by the Administrator at the time of grant but may not be less than 100% of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option may not be less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100% of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise exempt from or compliant with Section 409A.
c.Term. The term of each Stock Option will be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option may be no more than five years from the date of grant. Notwithstanding the foregoing, to the extent permitted by Section 409A, in the event that on the last business day of the term of a Stock Option other than an Incentive Stock Option (i) the exercise of the Stock Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by the holder of such Stock Option due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option will be extended to the date that is 30 days following the end of the legal prohibition, black-out period or lock-up agreement; provided that no extension will be made if the exercise price of such Stock Option at the date the initial term would otherwise expire is equal to or in excess of the Fair Market Value of a share of Stock on such date.
d.Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as determined by the Administrator. A grantee will have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
e.Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
i.In cash, by certified or bank check or other instrument acceptable to the Administrator;
ii.Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are owned by the grantee and not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
iii.By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the grantee chooses to pay the purchase price as so provided, the grantee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company reasonably prescribes as a condition of such payment procedure; or
iv.With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

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Payment instruments will be received subject to collection. The transfer to the grantee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the grantee (or a purchaser acting in the grantee’s stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company or any Affiliate is obligated to withhold with respect to the grantee). In the event a grantee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the grantee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
f.Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a grantee during any calendar year may not exceed $100,000. To the extent that any Stock Option exceeds this limit, it will constitute a Non-Qualified Stock Option.
SECTION 6. STOCK APPRECIATION RIGHTS
a.Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan, subject to such restrictions and conditions as the Administrator determines. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
b.Exercise Price. The exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100% of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Appreciation Right is otherwise exempt from or compliant with Section 409A.
c.Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option.
d.Term. The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the foregoing, to the extent permitted by Section 409A, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Stock may not be purchased or sold by the holder of such Stock Appreciation Right due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Appreciation Right will be extended to the date that is 30 days following the end of the legal prohibition, black-out period or lock-up agreement; provided that no extension will be made if the exercise price of such Stock Appreciation Right at the date the initial term would otherwise expire is equal to or in excess of the Fair Market Value of a share of Stock on such date.
SECTION 7. RESTRICTED STOCK AWARDS
a.Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan, subject to such restrictions and conditions as the Administrator determines. Such conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
b.Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee will have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period will accrue but will not be paid to the grantee until and only to the extent the Restricted Stock Award vests. Unless the Administrator otherwise determines, (i) uncertificated Restricted Shares will be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below and (ii) certificated Restricted Shares will remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee will be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator prescribes.
c.Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted

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Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
d.Vesting of Restricted Shares. The Administrator will specify the date or dates and/or the attainment of pre-established performance goals, objectives and/or other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and/or other conditions, the shares on which all restrictions have lapsed will no longer be Restricted Shares and will be deemed “vested.”
SECTION 8. RESTRICTED STOCK UNITS
a.Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan, subject to such restrictions and conditions as the Administrator determines. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals, objectives and/or other conditions. Restricted Stock Units may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, will be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate). Restricted Stock Units with deferred settlement dates are subject to Section 409A and will contain such additional terms and conditions as the Administrator determines in its sole discretion in order to comply with the requirements of Section 409A.
b.Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer will be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator has the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation will be fully vested, unless otherwise provided in the Award Certificate.
c.Rights as a Stockholder. A grantee will have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the grantee’s Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator determines.
d.Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested will automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award will become vested or payable and such other provisions as the Administrator determines. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

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SECTION 11. DIVIDEND EQUIVALENT RIGHTS
a.Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights will be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment will be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units may be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and such Dividend Equivalent Right will expire or be forfeited or annulled under the same conditions as such other Award. Notwithstanding anything to the contrary, no Dividend Equivalent Rights shall be granted with respect to any Stock Options or Stock Appreciation Rights.
b.Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights will automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.
SECTION 12. TRANSFERABILITY OF AWARDS
a.Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, such grantee’s Awards are exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards may be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards will be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void.
b.Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee may transfer the grantee’s Awards (other than Incentive Stock Options) to the grantee’s family members, to trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
c.Family Member. For purposes of Section 12(b), “family member” means a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets and any other entity in which these persons (or the grantee) own more than 50% of the voting interests.
SECTION 13. TAX WITHHOLDING
a.Payment by Grantee. Each grantee must, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, local, non-U.S. or other taxes of any kind required by law to be withheld by the Company or any applicable Subsidiary or Affiliate with respect to such income. The Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
b.Payment in Stock. The Administrator may require the Company or any Subsidiary or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares will be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company or any Subsidiary or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or the applicable Subsidiary or Affiliate in an amount that would satisfy the withholding amount due.

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SECTION 14. SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. If any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment may be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The grantee is solely responsible for the payment of any taxes and penalties incurred with respect to Awards under the Plan, including under Section 409A.
SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
a.Termination of Service Relationship. If the grantee’s Service Relationship is with a Subsidiary or Affiliate and such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, the grantee will be deemed to have terminated the grantee’s Service Relationship for purposes of the Plan.
b.For purposes of the Plan, the following events will not be deemed a termination of a Service Relationship:
i.a transfer of employment from the Company to a Subsidiary or Affiliate or vice versa, or from one Subsidiary or Affiliate to another;
ii.an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or
iii.the transfer in status from one eligibility category under Section 4 hereof to another category.
SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards or take any other action with respect to a Stock Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Stock is listed. To the extent determined by the Administrator to be required under the rules of any securities exchange or market system on which the Stock is listed, or by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator otherwise expressly determines in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18. GENERAL PROVISIONS
a.No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

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b.Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company has mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock will be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company has given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan will be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such covenants, agreements and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator has the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
c.No Fractional Shares. No fractional shares of Stock may be issued or delivered pursuant to the Plan or any Award, and the Administrator will determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
d.Stockholder Rights. Except as otherwise provided in this Plan or an Award Certificate, until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
e.Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Affiliate.
f.Trading Policy Restrictions. Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
g.Clawback Policy. All Awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Administrator and as in effect from time to time, including the Company’s Incentive-Based Compensation Clawback Policy for Executive Officers (as such policy may be amended and/or restated from time to time) and (ii) applicable law. Further, to the extent that the grantee receives any amount in excess of the amount that the grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Administrator may require the grantee to repay any such excess amount to the Company.
SECTION 19. EFFECTIVE DATE OF PLAN
This Plan will become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation and applicable stock exchange rules. No Awards may be granted hereunder after the tenth anniversary of the Effective Date and no Incentive Stock Options may be granted hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

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Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
The purpose of the Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Madrigal Pharmaceuticals, Inc. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of Stock (as defined in Section 11). An aggregate of 460,840 shares of Stock have been approved and reserved for this purpose.
The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent (although the Company makes no undertaking or representation to maintain such qualification). In addition, this Plan authorizes the grant of Options (as defined in Section 8) under the Non-423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code, and such Options granted under the Non-423 Component shall be granted pursuant to separate Offerings (as defined in Section 2) containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator (as defined in Section 1) and designed to achieve tax, securities laws or other objectives for eligible employees and the Designated Companies in locations outside of the United States (as further described in Section 13). Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which eligible employees will participate, even if the dates of the applicable Offerings are identical, provided that the terms of participation are the same within each separate Offering under the 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but is not required to, provide for simultaneous Offerings under the Section 423 Component and the Non-423 Component of the Plan.
1.Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it deems advisable; (ii) interpret the terms and provisions of the Plan; (iii) determine when and how Options will be granted and the provisions and terms of each Offering and/or Purchase Period (as defined in Section 11) (which need not be identical); (iv) select Designated Companies; (v) impose a mandatory holding period pursuant to which Participants (as defined in Section 11) may not dispose of or transfer shares of Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; (vi) make all determinations it deems advisable for the administration of the Plan; (vii) decide all disputes arising in connection with the Plan; and (viii) otherwise supervise the administration of the Plan. Further, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates that vary with local requirements. All interpretations and decisions of the Administrator are binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan will be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

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Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
2.Offerings. The Company may make one or more offerings to eligible employees to purchase shares of Stock under the Plan (“Offerings”), consisting of one or more Purchase Periods. Each Offering will begin and end on the dates determined by the Administrator, provided that no Offering shall exceed 27 months in duration. Unless the Administrator, in its sole discretion, determines otherwise prior to an Offering Date (as defined in Section 3), and to the extent an Offering has more than one Purchase Period and to the extent permitted by applicable law, if the Fair Market Value of the Stock on any Exercise Date in an Offering is lower than the Fair Market Value of the Stock on the Offering Date, then all participants in such Offering will automatically be withdrawn from such Offering immediately after the exercise of their Options on such Exercise Date and automatically re-enrolled in the immediately following Offering as of the first day thereof and the preceding Offering will terminate.
3.Eligibility. All individuals classified as employees on the payroll records of the Company or a Designated Company as of the first day of the applicable Offering (the “Offering Date”) are eligible to participate in such Offering under the Plan, provided that the Administrator may determine, in advance of any Offering, that employees are eligible only if, as of the Offering Date, (a) they are customarily employed by the Company or a Designated Company for more than (i) 20 hours a week or (ii) five months per calendar year, (b) they have completed such minimum period of service prior to the Offering Date as determined by the Administrator (provided such service requirement does not exceed two years of employment, and/or (c) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and are not eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment or sub-plan to this Plan, duly executed by the Company, that specifically renders such individuals eligible to participate herein.
4.Participation. An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment or other form to the Company or an agent designated by the Company or by completing an online enrollment process in a manner determined by the Administrator (including, but not limited to, by electronic means) by the deadline established by the Administrator for the Offering. The enrollment or other form or online enrollment will (a) state a whole percentage (unless the Administrator determines in advance of an Offering to require that a fixed amount be specified in lieu of a percentage) to be contributed from an eligible employee’s Compensation (as defined in Section 11) per pay period and (b) authorize the purchase of shares of Stock in each Offering in accordance with the terms of the Plan. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form, withdraws from the Plan or otherwise becomes ineligible to participate in the Plan, such Participant’s payroll deductions and purchases will continue at the same percentage of Compensation for future Offerings. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
5.Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of 1% up to a maximum of 15% of such employee’s Compensation for each pay period or such other minimum or maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period within an Offering. No interest will accrue or be paid on payroll deductions, unless required under applicable law.
Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable law (as determined by the Administrator in its sole discretion), the Administrator may provide that an eligible employee may elect to participate through other contributions in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the 423 Component, any alternative method of contribution must be applied on an equal and uniform basis to all eligible employees in the Offering. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.

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Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
6.Contribution Changes. Unless otherwise determined by the Administrator, except in the case of withdrawal as described in Section 7, a Participant may decrease such Participant’s payroll deductions once during any Offering but may not increase such Participant’s payroll deductions during any offering. A Participant may increase or decrease such Participant’s payroll deductions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form by the deadline established by the Administrator for the Offering. The Administrator may, in advance of any Offering, establish alternative rules permitting a Participant to increase, decrease or terminate such Participant’s payroll deductions during an Offering.
7.Withdrawal. A Participant may withdraw from participation in the Plan by giving written notice to the Company or an agent designated by the Company in a form acceptable to the Administrator (including, but not limited to, by electronic means) no later than two weeks prior to the end of the then-applicable Offering (or such shorter or longer period as may be specified by the Administrator prior to any Offering). The Participant’s withdrawal will be effective as soon as practicable following receipt of written notice of withdrawal by the Company or an agent designated by the Company. Following a Participant’s withdrawal, the Company will promptly refund such Participant’s entire account balance under the Plan to such Participant (after payment for any shares of Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. A Participant may not begin participation again in any Offering from which such Participant has withdrawn, but may enroll in a subsequent Offering in accordance with Section 4.
8.Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of a Purchase Period (an “Exercise Date”) the lowest of (a) a number of shares of Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined below), (b) the number of shares of Stock determined by dividing $25,000 by the Fair Market Value of the Stock on the Offering Date for such Offering or (c) such other number of shares of Stock determined by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share of Stock purchased under each Option (the “Option Price”) will be 85% of the Fair Market Value of the Stock on the Offering Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (each as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code will apply in determining the stock ownership of a Participant, and all stock that the Participant has a contractual right to purchase will be treated as stock owned by the Participant. In addition, no Participant may be granted an Option that permits such Participant rights to purchase Stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised such Participant’s Option on such date and shall acquire from the Company such number of whole shares of Stock as such Participant’s accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of any Offering, any balance remaining in a Participant’s account at the end of a Purchase Period or Offering will be promptly refunded to the Participant.
10.Delivery of Shares. As soon as practicable after each Exercise Date, the Company will arrange for the delivery to each Participant of the shares of Stock acquired by the Participant on such Exercise Date; provided that the Company may deliver such shares to a broker that holds such shares in street name for the benefit of the Participant.
11.Definitions. The following terms shall be defined as set forth below:
“Affiliate” means any entity that is directly or indirectly controlled by the Company that does not meet the definition of a Subsidiary below, as determined by the Administrator, whether now or hereafter existing.
“Board” means the Board of Directors of the Company.

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“Change of Control” means (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; (ii) a merger or consolidation of the Company whether or not approved by the Board other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Compensation” means the regular or basic rate of compensation. The Administrator shall have the discretion to determine the application of this definition to Participants outside of the United States.
“Designated Company” means each Affiliate and Subsidiary that has been designated by the Administrator from time to time, in its sole discretion, as eligible to participate in the Plan, such designation to specify whether such participation is in the 423 Component or Non-423 Component. A Designated Company may participate in either the 423 Component or Non-423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. tax purposes in respect of the Company or any Designated Company participating in the 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. tax purposes in respect of any Designated Company participating in the Non-423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan. The Administrator may so designate any Affiliate or Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the Company’s stockholders.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on the immediately preceding trading day.
“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.
“Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
“Participant” means an individual who is eligible, as determined pursuant to Section 3, and who has complied with the provisions of Section 4.
“Purchase Period” means a period of time specified within an Offering, as determined by the Administrator in accordance with Section 2.
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 17.
“Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.Rights on Termination of Employment. Unless otherwise required by applicable law, if a Participant’s employment terminates for any reason before the Exercise Date for any Offering, such Participant’s participation in the Plan will terminate immediately and no payroll deductions will be taken from any pay due and owing to the Participant on or after the termination date. The balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to the Participant’s legal heirs. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs such employee, having been a Designated Company, ceases to be an Affiliate or a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Company. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

2026 Proxy Statement	107

Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
If a Participant transfers employment from the Company or any Designated Company participating in the 423 Component to any Designated Company participating in the Non-423 Component, such transfer will not be treated as a termination of employment, but the Participant shall immediately cease to participate in the 423 Component; however, any contributions made for the Offering in which such transfer occurs will be transferred to the Non-423 Component, and such Participant will immediately join the then-current Offering under the Non-423 Component upon the same terms and conditions in effect for the Participant’s participation in the 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-423 Component to the Company or any Designated Company participating in the 423 Component will not be treated as terminating the Participant’s employment and will remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering under the Non-423 Component or (ii) the Offering Date of the first Offering in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423 of the Code.
13.Special Rules and Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt such special rules or sub-plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions in which the Plan is offered, the terms of which sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423 of the Code, any such sub-plan will be considered part of a Non-423 Offering, and Options granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is authorized to adopt sub-plans for particular jurisdictions that modify or supplement the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Compensation, (iii) the dates and duration of Offerings or Purchase Periods or other periods during which Participants may make payroll deductions to purchase of shares of Stock, (iv) the method of determining the Option Price and the discount from Fair Market Value at which shares of Stock may be purchased, (v) any minimum or maximum amount of payroll deductions a Participant may make in an Offering, Purchase Period or other specified period under the applicable sub-plan, (vi) the treatment of Options upon a Change of Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank or trust accounts to hold payroll deductions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of share issuances.
14.Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from a Participant’s pay or other contributions will result in such Participant becoming a holder of the shares of Stock covered by an Option under the Plan until such shares of Stock have been purchased by and issued to the Participant.
15.Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
16.Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.
17.Adjustment in Case of Changes Affecting Stock. In the event of a subdivision of outstanding shares of Stock, the payment of a dividend in Stock or any other change affecting the Stock, the number of shares approved for the Plan and any other share limitations in the Plan shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Change of Control, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:
a.To provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion.
b.To provide that the outstanding Options under the Plan will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.
c.To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future.

108	Madrigal 2026 Proxy Statement

Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
d.To provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Change of Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless the Participant has withdrawn from the Offering in advance of the New Exercise Date as provided in Section 7 hereof.
e.To provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.
18.Section 409A. The 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code. Neither the Non-423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan is or may be or become subject to Section 409A of the Code or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code.
19.Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment may be made increasing the number of shares of Stock approved for issuance under the Plan or making any other change that would require stockholder approval in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code, as determined by the Administrator.
20.Insufficient Shares. If the total number of shares of Stock that would otherwise be purchased on any Exercise Date plus the number of shares of Stock purchased under previous Offerings under the Plan exceeds the maximum number of shares of Stock issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase shares of Stock on such Exercise Date.
21.Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
22.Governmental Regulations. The Company’s obligation to sell and deliver shares of Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance or sale of such Stock and to compliance with all applicable provisions of law, domestic or foreign, including without limitation the U.S. Securities Act of 1933, as amended, and the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Stock may then be listed, exchange control restrictions and/or securities law restrictions.
23.Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles.
24.Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Stock, from shares held in the treasury of the Company or from any other proper source.
25.Tax Withholding. Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from the proceeds of the sale of Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any shares of Stock under the Plan until such obligations are satisfied.
26.Notification Upon Sale of Shares Under the 423 Component. Each Participant who is subject to tax in the United States and participates in the 423 Component agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares of Stock purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

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Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan
27.Effective Date. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. Upon approval of the Plan, no further grants will be made under any predecessor Employee Stock Purchase Plan previously established by the Company.
28.Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all eligible employees who are granted Options under the 423 Component shall have the same rights and privileges.
29.No Right to Continued Service. None of the Plan, participation in any Offering or any compensation paid hereunder will confer on any Participant the right to continue as an employee or in any other capacity.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

110	Madrigal 2026 Proxy Statement

Madrigal

P.O. BOX 8016, CARY, NC 27512-9903

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Madrigal Pharmaceuticals, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 23, 2026

Wednesday, June 17, 2026 8:00 AM, Eastern Time

Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/MDGL to register to attend the Annual Meeting

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YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 8:00 AM, Eastern Time, June 17, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Bill Sibold, Mardi Dier and Shannon Kelley (the "Named Proxies") and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Madrigal Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

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Madrigal

Madrigal Pharmaceuticals, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 4 AND 5

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Re-election of Class I directors:				
		FOR	WITHHOLD		
	1.01 Julian Baker	☐	☐		FOR
	1.02 Daniel Brennan	☐	☐		FOR
	1.03 James Daly	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Advisory vote to approve executive compensation	☐	☐	☐	FOR
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026	☐	☐	☐	FOR
4.	Approval of Madrigal Pharmaceuticals, Inc. 2026 Stock Plan	☐	☐	☐	FOR
5.	Approval of Madrigal Pharmaceuticals, Inc. 2026 Employee Stock Purchase Plan	☐	☐	☐	FOR
6.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.				

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